UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

KLA-Tencor Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

November 5, 2014

To the Stockholders:

YOUR VOTE IS IMPORTANT

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (“we” or the “Company”), a Delaware corporation, will be held on Wednesday, November 5, 2014 at 12:00 p.m., local time, in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035, for the following purposes:

1.	To elect the eight candidates nominated by our Board of Directors to serve as directors for one-year terms, each until his or her successor is duly elected.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015.

3.	Advisory approval of our executive compensation.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on September 16, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Sincerely,

Richard P. Wallace

President and Chief Executive Officer

Milpitas, California

This Notice of Annual Meeting of Stockholders, Proxy Statement and form of proxy are being distributed and made available on or about September 25, 2014.

All stockholders are cordially invited to attend the Annual Meeting in person; however, regardless of whether you expect to attend the Annual Meeting in person, we encourage you to vote as soon as possible. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card or voting instruction card. Voting over the Internet, by telephone or by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend in person.

KLA-TENCOR CORPORATION

2014 ANNUAL MEETING OF STOCKHOLDERS – PROXY STATEMENT

Questions and Answers Regarding Proxy Materials	1

Questions and Answers Regarding the Annual Meeting	2

Questions and Answers Regarding Proxy Solicitation and Voting	3

Questions and Answers Regarding Stockholder Proposals, Director Nominations by Stockholders and Related Bylaw Provisions	6

PROPOSAL ONE: Election of Directors	8

Information about the Board of Directors and Its Committees	10

The Board of Directors	10

Board Leadership Structure	10

Board’s Role in Oversight of Risk	11

Audit Committee	11

Compensation Committee	12

Risk Considerations in Our Compensation Programs	12

Nominating and Governance Committee	13

Director Qualifications and Diversity	14

Information about the Directors and the Nominees	16

Director Compensation	25

Our Corporate Governance Practices	29

PROPOSAL TWO: Ratification of Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2015	31

PROPOSAL THREE: Advisory Approval of Our Executive Compensation	33

Information about Executive Officers	35

i

ii

ANNUAL MEETING OF STOCKHOLDERS

OF

KLA-TENCOR CORPORATION

To be held on November 5, 2014

PROXY STATEMENT

QUESTIONS AND ANSWERS REGARDING PROXY MATERIALS

1.	Why am I receiving these materials?

The Board of Directors (the “Board”) of KLA-Tencor Corporation (“KLA-Tencor,” the “Company” or “we”) is providing these proxy materials to you in connection with KLA-Tencor’s Annual Meeting of Stockholders to be held on Wednesday, November 5, 2014 at 12:00 p.m., local time (the “Annual Meeting”). As a stockholder of record, you are invited to attend the Annual Meeting, which will be held in Building Three of our Milpitas facility, located at Three Technology Drive, Milpitas, California 95035. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement.

These proxy solicitation materials, together with our Annual Report for fiscal year 2014, were first made available on or about September 25, 2014 to all stockholders entitled to vote at the Annual Meeting. KLA-Tencor’s principal executive offices are located at One Technology Drive, Milpitas, California 95035, and our telephone number is (408) 875-3000.

2.	How may I obtain KLA-Tencor’s Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for fiscal year 2014 is available free of charge on the Internet from the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov, as well as on our website at http://ir.kla-tencor.com.

3.	Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

This year, relying on the SEC rule that allows companies to furnish their proxy materials over the Internet, we are again mailing to our stockholders a notice regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis.

4.	How can I access the proxy materials over the Internet?

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	Access and view our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available on our website at the following address: http://www.kla-tencor.com/annualmeeting.

Your notice regarding the Internet availability of the proxy materials, proxy card or voting instruction card will contain instructions on how you may request to access proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

5.	How may I obtain a paper copy of the proxy materials?

Stockholders receiving a notice regarding the Internet availability of the proxy materials will find instructions in that notice about how to obtain a paper copy of the proxy materials free of charge. Stockholders receiving notice of the availability of the proxy materials by e-mail will find instructions in that e-mail about how to obtain a paper copy of the proxy materials free of charge. Stockholders who have previously submitted a standing request to receive paper copies of our proxy materials will receive a paper copy of the proxy materials by mail.

6.	What should I do if I receive more than one set of voting materials?

You may request delivery of a single copy of our future proxy statements and annual reports by writing to the address provided in the answer to Question 7 below or calling our Investor Relations department at the telephone number below. Stockholders may also request electronic delivery of future proxy statements by writing to the address below, by calling our Investor Relations department at (408) 875-3000 or via our website at http://ir.kla-tencor.com.

7.	I received one copy of these materials. May I get additional copies?

Certain stockholders who share an address are being delivered only one copy of this Proxy Statement. You may receive additional copies of this Proxy Statement without charge by sending a written request to KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Requests may also be made by calling our Investor Relations department at (408) 875-3000.

QUESTIONS AND ANSWERS REGARDING THE ANNUAL MEETING

8.	Who may vote at the Annual Meeting?

You may vote at the Annual Meeting if our records showed that you owned shares of KLA-Tencor Common Stock as of the close of business on September 16, 2014 (the “Record Date”). At the close of business on that date, we had a total of 164,853,761 shares of Common Stock issued and outstanding, which were held of record by approximately 475 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share that you own.

The Annual Meeting will be held if a majority of the outstanding Common Stock entitled to vote is represented at the Annual Meeting. If you have returned valid proxy instructions or attend the Annual Meeting in person, your Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters at the Annual Meeting.

9.	What proposals are being voted on at the Annual Meeting?

In addition to such other business as may properly come before the Annual Meeting or any adjournment thereof, the following three proposals will be presented at the Annual Meeting:

A.	Election of eight candidates nominated by our Board to serve as directors for one-year terms;

B.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015; and

C.	Advisory approval of our executive compensation.

QUESTIONS AND ANSWERS REGARDING PROXY SOLICITATION AND VOTING

10.	How can I vote if I own shares registered directly in my name?

Most stockholders do not own shares registered directly in their name, but rather are “beneficial holders” of shares held in a stock brokerage account or by a bank or other nominee (that is, shares held “in street name”). Those stockholders should refer to Question 11 below for instructions regarding how to vote their shares.

If, however, your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you. You may vote in the following ways:

A.	By Telephone: Votes may be cast by telephone prior to 11:59 p.m. Eastern Time on November 4, 2014. To vote by telephone, you will need the control number that appears on your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

B.	By Internet: Votes may be cast through the Internet voting site prior to 11:59 p.m. Eastern Time on November 4, 2014. To vote through the Internet, please follow the instructions for Internet voting contained in your notice of the availability of the proxy materials (whether you received that notice by mail or e-mail) or your proxy card or voting instruction card;

C.	By Mail: Stockholders who have received a paper copy of a proxy card or voting instruction card by mail may also vote by mail, as long as the proxy card or voting instruction card is timely delivered to the Company. To vote by mail, you must complete, sign and date your proxy card or voting instruction card and mail it in the accompanying pre-addressed envelope, and it must be delivered to the Company prior to 11:59 p.m. Eastern Time on November 4, 2014; or

D.	In Person: Attend the Annual Meeting and vote your shares in person.

Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions.

If you vote by telephone, Internet or mail without giving specific voting instructions, your shares will be voted FOR Proposal One (the election of the eight nominees listed herein for the Board), FOR Proposal Two (the ratification of the appointment of our independent registered public accounting firm), and FOR Proposal Three (the advisory approval of our executive compensation).

When proxies are properly dated, executed and returned (whether by telephone, Internet or returned proxy card), the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the recommendations of our Board and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the meeting.

11.	How may I vote if my shares are held in a stock brokerage account, or by a bank or other nominee?

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held “in street name,” and your broker or nominee is considered the stockholder of record with respect to those shares. Your broker or nominee should be forwarding these proxy materials to you. As the beneficial owner, you have the right to direct your broker how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. If a broker, bank or other nominee holds your shares, you will receive instructions from them that you must follow in order to have your shares voted.

12.	Can I change my vote?

You may change your vote at any time prior to the vote at the Annual Meeting. To change your proxy instructions if you are a stockholder of record, you must:

•	Advise our General Counsel in writing at our principal executive offices, before the proxy holders vote your shares, that you wish to revoke your proxy instructions; or

•	Deliver proxy instructions dated after your earlier proxy instructions, in any of the voting methods described in the response to Question 10 above.

If you are the beneficial owner of shares held in street name, you should contact the broker, bank or other nominee that holds your shares for instructions regarding how to change your vote.

13.	Who will bear the cost of this proxy solicitation?

KLA-Tencor is making this proxy solicitation, and we will pay the entire cost of this solicitation, including preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. We have retained the services of D.F. King & Company to aid in the solicitation of proxies from brokers, bank nominees and other institutional owners. We estimate that we will pay D.F. King fees of approximately $6,000 (plus reimbursement of out-of-pocket expenses) for this solicitation activity, forwarding solicitation material to beneficial and registered stockholders and processing the results. Certain of our Directors, officers and regular employees, without additional compensation, may solicit proxies personally or by telephone.

14.	Can my broker vote my shares if I do not instruct him or her how I would like my shares voted?

Yes, but only on a limited range of proposals. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial” owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and your record holder is required to vote your shares in accordance with your instructions. Record holders do not have discretion to vote your shares on Proposal One (the election of directors) or Proposal Three (the advisory vote to approve our executive compensation), in each case in the absence of specific instructions from you (the beneficial owner). Therefore, if you do not give instructions to your record holder, the record holder will only be entitled to vote your shares in its discretion on Proposal Two (the ratification of the appointment of our independent registered public accounting firm).

15.	Are abstentions and broker non-votes counted?

Shares that are voted “FOR,” “AGAINST,” “WITHHOLD” or “ABSTAIN” are treated as being present for purposes of determining the presence of a quorum and are also treated as shares entitled to vote at the Annual Meeting (“Votes Cast”).

For Proposal One (the election of Directors), you are only able to vote your shares as either “FOR” or “WITHHOLD.” Shares that are voted without giving specific voting instructions will be voted as described in the answers to Questions 10 and 14. Accordingly, abstentions will not be relevant to or impact the election of Directors.

For Proposal Two (the ratification of the appointment of our independent registered public accounting firm) and Proposal Three (the advisory vote to approve our executive compensation), you are able to vote your shares as “FOR,” “AGAINST” or “ABSTAIN.” Since abstentions will be counted for Proposals Two and Three for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal, an abstention on Proposal Two or Three will have the same effect as a vote against that proposal.

Proposals Two and Three are non-binding advisory votes, for which our Board and its committees will give careful consideration to the voting results.

For all proposals, shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but not for purposes of determining whether a proposal has passed.

16.	How does the Board recommend that I vote?

The Board recommends that stockholders vote as follows:

A.	“FOR” the election of the eight candidates nominated by the Board to serve as directors: Edward W. Barnholt, Robert M. Calderoni, John T. Dickson, Emiko Higashi, Kevin J. Kennedy, Gary B. Moore, Robert A. Rango and Richard P. Wallace;

B.	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015; and

C.	“FOR” the approval of our executive compensation.

17.	Will any other business be transacted at the Annual Meeting?

We are not aware of any matters to be presented other than those described in this Proxy Statement. In the unlikely event that any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote.

18.	What happens if the Annual Meeting is adjourned or postponed?

If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions.

19.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

QUESTIONS AND ANSWERS REGARDING STOCKHOLDER PROPOSALS, DIRECTOR NOMINATIONS BY STOCKHOLDERS AND RELATED BYLAW PROVISIONS

20.	Can I present other business to be transacted from the floor at the Annual Meeting?

A stockholder may only present a matter from the floor of a meeting of stockholders for consideration at that meeting if certain procedures set forth in our bylaws are followed, including delivery of advance notice by such stockholder to us. We only received one timely notice with respect to the Annual Meeting regarding the presentation by a stockholder of business from the floor of the meeting, and that notice was subsequently withdrawn by the proposing stockholder. Accordingly, we do not expect to acknowledge any business presented from the floor at the Annual Meeting.

21.	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders?

You may submit proposals for consideration at future stockholder meetings. For a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of stockholders (which is expected to be held in November 2015), our Corporate Secretary must receive the written proposal at our principal executive offices no later than May 28, 2015. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

KLA-Tencor Corporation

One Technology Drive

Milpitas, California 95035

Fax: (408) 875-4266

For a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8, the stockholder must provide the information required by our bylaws and give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary:

•	No earlier than the close of business on July 8, 2015, and

•	No later than the close of business on August 7, 2015.

If the date of the stockholders’ meeting is moved more than 30 days before or 60 days after November 5, 2015, then notice of a stockholder proposal that is not intended to be included in our proxy statement under Rule 14a-8 must be received no earlier than the close of business 120 days prior to the meeting and no later than the close of business on the later of the following two dates:

•	90 days prior to the meeting; and

•	10 days after public announcement of the meeting date.

22.	How may I recommend or nominate individuals to serve as directors?

You may propose director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth in Question 21 above.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must deliver the information required by our bylaws and a statement by the nominee acknowledging that he or she will owe a fiduciary obligation to KLA-Tencor and its stockholders.

23.	What is the deadline to propose or nominate individuals to serve as directors?

A stockholder may send a proposed director candidate’s name and information to the Board at any time. Generally, such proposed candidates are considered at the first or second Board meeting prior to the annual meeting of stockholders.

To nominate an individual for election at an annual meeting of stockholders, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, for next year’s annual meeting of stockholders, will generally require that the notice be received by our Corporate Secretary between the close of business on July 8, 2015 and the close of business on August 7, 2015, unless the annual meeting is moved by more than 30 days before or 60 days after November 5, 2015, in which case the deadline will be as described in the last paragraph of Question 21 above.

24.	How may I obtain a copy of KLA-Tencor’s bylaws?

For a free copy of our bylaws, please contact our Investor Relations department at (408) 875-3000. A copy of our bylaws is also available free of charge on the Internet on our website at http://ir.kla-tencor.com and on the SEC’s website at http://www.sec.gov.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Background

There are eight nominees for election as Directors of the Board at this Annual Meeting – Edward W. Barnholt, Robert M. Calderoni, John T. Dickson, Emiko Higashi, Kevin J. Kennedy, Gary B. Moore, Robert A. Rango and Richard P. Wallace. Ms. Higashi and Messrs. Barnholt, Calderoni, Dickson, Kennedy and Wallace are all presently members of the Board. Messrs. Moore and Rango, who are not incumbent Directors, have also been nominated by the Board for election at the Annual Meeting to serve as Directors and have agreed to serve if elected.

Information regarding the business experience, qualifications, attributes and skills of each nominee and the other members of the Board is provided below under the section entitled “Information About the Directors and the Nominees.”

In November 2012, stockholders approved management’s proposal to amend our Amended and Restated Certificate of Incorporation to declassify our Board over a period of three years, beginning with last year’s Annual Meeting. As a result, each of the Directors elected at this year’s Annual Meeting will be elected to serve a one-year term expiring at our 2015 annual meeting of stockholders.

Directors who were elected to three-year terms at our 2012 annual meeting will continue to serve the balance of their existing three-year terms. Therefore, at next year’s annual meeting of stockholders and each annual meeting thereafter, all Directors will be elected to hold office for one-year terms expiring at the next year’s annual meeting.

The three incumbent Directors whose existing three-year terms expire in 2014 (designated as Class I Directors) are Robert M. Calderoni, John T. Dickson and Kevin J. Kennedy. These Directors are up for re-election at the Annual Meeting.

The three incumbent Directors whose existing three-year terms expire in 2015 (designated as Class II Directors) are Robert T. Bond, Kiran M. Patel and David C. Wang. These Directors will serve until the annual meeting of stockholders to be held in 2015 or until their respective successors are duly elected and qualified.

The three incumbent Directors whose existing one-year terms expire at this year’s Annual Meeting (designated as Class III Directors) are Edward W. Barnholt, Emiko Higashi and Richard P. Wallace. These Directors are up for re-election at the Annual Meeting.

In addition, Gary B. Moore and Robert A. Rango have also been nominated by the Board for election at the Annual Meeting to serve as Directors for one-year terms expiring at next year’s annual meeting.

Following our 2015 annual meeting of stockholders, we will amend our bylaws to eliminate references to Class I, II and III Directors, as the Board will be fully declassified at that time.

There are no family relationships among our executive officers and directors.

Nominees

Six incumbent Directors and two new Directors are nominated for election at the Annual Meeting. The Nominating and Governance Committee, consisting solely of independent

Directors as determined under the rules of the NASDAQ Stock Market, recommended the nominees listed in this Proposal One. Based on that recommendation, the members of the Board resolved to nominate such individuals for election.

The eight candidates nominated by the Board for election as Directors by the stockholders are:

•	Edward W. Barnholt;

•	Robert M. Calderoni;

•	John T. Dickson;

•	Emiko Higashi;

•	Kevin J. Kennedy;

•	Gary B. Moore;

•	Robert A. Rango; and

•	Richard P. Wallace.

If elected, each nominee will serve as a Director for a one-year term expiring at our 2015 annual meeting of stockholders. Each Director will hold office until his or her successor is duly elected and qualified, or until his or her death, resignation or removal. If any nominee declines to serve or becomes unavailable for any reason, or a vacancy occurs before the election, the proxies may be voted for such substitute nominees as the Board may designate. As of the date of this Proxy Statement, the Board is not aware of any nominee who is unable or who will decline to serve as a Director.

Vote Required and Recommendation

Votes withheld from any Director and broker non-votes are counted for purposes of determining the presence or absence of a quorum, but broker non-votes have no other legal effect on the selection of nominees for Directors.

Under our bylaws, in any uncontested election of Directors (an election in which the number of nominees does not exceed the number of Directors to be elected), any nominee who receives a greater number of votes cast “for” his or her election than “withhold” votes against his or her election will be elected. Our bylaws provide that in the event an incumbent Director receives more “withhold” than “for” votes in an uncontested election, he or she shall tender his or her resignation after certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent Directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

The Board unanimously recommends a vote “FOR” each of the Director nominees, with the Directors who are nominees abstaining with respect to their own nomination.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

Our Board held a total of nine meetings during the fiscal year ended June 30, 2014. All Directors other than Mr. Wallace meet the definition of independence within the meaning of the NASDAQ Stock Market director independence standards.

The Board has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. Each Committee is comprised entirely of independent directors, meets regularly and has a written charter approved by the Board, all of which are available on our website at http://ir.kla-tencor.com, along with our Standards of Business Conduct, Corporate Governance Standards and other governance-related information. The Board and each Committee regularly review the Committee charters. In addition, at each quarterly Board meeting, a member of each Committee reports on any significant matters addressed by the Committee.

During the fiscal year ended June 30, 2014, each of the incumbent Directors attended at least 90% of the aggregate of (a) the total number of meetings of the Board held during the period for which such person served as a Director and (b) the total number of meetings held by all Board committees on which such Director served (during the periods that such Director served).

Although we do not have a formal policy mandating attendance by members of the Board at our annual meetings of stockholders, we do have a formal policy encouraging their attendance at such meetings. All ten of the Directors then serving on our Board attended last year’s annual meeting of stockholders.

Board Leadership Structure

KLA-Tencor currently separates the positions of Chief Executive Officer and Chairman of the Board. Since October 2006, Edward W. Barnholt, one of our independent Directors, has served as our Chairman of the Board. The responsibilities of the Chairman of the Board include: setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; chairing the meetings of the Board; presiding at executive sessions; facilitating and conducting, with the Nominating and Governance Committee, the annual self-assessments by the Board and each standing committee of the Board; and conducting, with the Compensation Committee, a formal evaluation of the Chief Executive Officer in the context of the annual compensation review.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes that having an independent Director serve as Chairman of the Board is the appropriate leadership structure for the Company at this time.

However, our Corporate Governance Standards permit the roles of the Chairman of the Board and the Chief Executive Officer to be filled by the same or different individuals. This provides the Board with flexibility to determine whether the two roles should be combined in the future based on KLA-Tencor’s needs and the Board’s assessment of the Company’s leadership from time to time. Our Corporate Governance Standards provide that, in the event that the Chairman of the Board is not an independent Director, the independent members of the Board will designate a “lead independent director.”

Board’s Role in Oversight of Risk

Our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The involvement of the Board in working with management to establish our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk and its determination of what constitutes an appropriate level of risk for KLA-Tencor. In addition, the Board periodically conducts a comprehensive review of the Company’s overall risk environment and its risk management efforts. The Board and its committees also regularly receive updates from management (including representatives of our legal and internal audit teams) regarding certain risks that we face, including industry, business, macroeconomic, litigation and other operating risks.

While our Board is ultimately responsible for risk oversight at KLA-Tencor, our Board has delegated to the Audit Committee the primary responsibility for the active oversight of our enterprise risk management activities. Our Audit Committee is not only responsible for overseeing risk management of financial matters, the adequacy of our risk-related internal controls, financial reporting and internal investigations, but its charter also provides that the Committee will discuss at least annually KLA-Tencor’s risk assessment, enterprise risk management processes and major financial exposures, as well as the steps our management has taken to monitor and control those exposures. Our Audit Committee reports its findings and activities to the Board at each quarterly Board meeting.

In addition, our other Board committees each oversee certain aspects of risk management. Our Compensation Committee oversees risks related to our compensation policies and practices, and our Nominating and Governance Committee oversees governance-related risks, such as Board independence and conflicts of interest, as well as management and director succession planning. The Committees report their findings and activities to the Board.

While the Board is responsible for risk oversight, management is responsible for risk management. KLA-Tencor maintains an effective internal controls environment and has processes to identify and manage risk, including an executive risk council comprised of representatives from our legal, human resources, finance, internal audit and procurement teams. This council reports to our Chief Executive Officer and has oversight of the various risk assessment, monitoring and controls processes across the Company.

Audit Committee

Members During Fiscal Year 2014: Robert T. Bond, Robert M. Calderoni (Chairman), Emiko Higashi, Kiran M. Patel and David C. Wang

Meetings Held During Fiscal Year 2014: 8

Primary Responsibilities: The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm, approving the services performed by our independent registered public accounting firm, and reviewing and evaluating our accounting principles and system of internal accounting controls. In addition, our Vice President of Internal Audit, who is supervised by our Chief Financial Officer, formally reports into the Audit Committee and provides updates at each quarterly meeting.

Independence: The Board has determined that each of the members of the Audit Committee meets the independence requirements (including the heightened requirements for Audit Committee members) of NASDAQ and the Securities Exchange Act of 1934, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director). The Board has determined that each of Mr. Calderoni, Ms. Higashi and Mr. Patel is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC.

Compensation Committee

Members During Fiscal Year 2014: Edward W. Barnholt, John T. Dickson, Stephen P. Kaufman and Kevin J. Kennedy (Chairman). Mr. Kaufman resigned from the Board and all applicable committees in August 2014, following the completion of fiscal year 2014.

Meetings Held During Fiscal Year 2014: 6

Primary Responsibilities: The Compensation Committee reviews and either approves or recommends to the full Board (depending upon the compensation plan and the executive involved) our executive compensation policy and administers our employee equity award plans. The Compensation Committee also reviews and, except with respect to our Chief Executive Officer and Chairman of the Board, has the authority to approve the cash and equity compensation for our executive officers and for members of the Board. See “Compensation Discussion and Analysis – Compensation Committee Decision Making-Approval Procedures Overview and Market Data” for more information concerning the procedures and processes the Compensation Committee follows in setting such compensation and implementing the various cash and equity compensation programs in effect for such individuals, including the retention of an independent compensation consultant to provide relevant market data and advice.

Independence: The Board has determined that each of the members of the Compensation Committee meets the independence requirements (including the heightened requirements for Compensation Committee members) of NASDAQ and the Securities Exchange Act of 1934, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director).

Risk Considerations in Our Compensation Programs

Our management conducted an extensive review and analysis of the design and operation of KLA-Tencor’s compensation practices, policies and programs for all employees, including the Named Executive Officers (as that term is defined on Page 42 of this Proxy Statement), to assess the risks associated with those practices, policies and programs. Our Compensation Committee has reviewed the results of that analysis, including underlying plan data and a risk assessment of significant elements of our compensation program. Based on this review and assessment, we and our Compensation Committee do not believe our compensation program encourages excessive or inappropriate risk-taking for the following reasons:

•	Our use of different types of compensation provides a balance of short-term and long-term incentives with fixed and variable components;

•	Our equity awards (including performance share awards, to the extent earned) typically vest over a four-year period, encouraging participants to look to long-term appreciation in equity values;

•

The metrics used to determine the amount of a participant’s bonus under our incentive bonus plans and the number of shares earnable under performance share awards focus on Company-wide measures such as operating margin percentage and relative free cash flow, metrics that the Compensation Committee believes encourage the generation of profitable revenue and drive long-term stockholder value;

•	Our bonus plans impose caps on bonus awards to limit windfalls;

•

Our system of internal control over financial reporting, Standards of Business Conduct and whistleblower processes, among other things, are intended to reduce the likelihood of manipulation of our financial performance to enhance payments under our performance-based compensation plans; and

•

Our insider trading policy provides that our employees may not enter into hedging transactions involving our Common Stock, in an effort to prevent employees who receive equity awards from insulating themselves from the effects of our stock price performance.

Nominating and Governance Committee

Members During Fiscal Year 2014: Edward W. Barnholt (Chairman), Robert T. Bond, John T. Dickson and Stephen P. Kaufman. In August 2014, following the completion of fiscal year 2014, Mr. Kaufman resigned from the Board and all applicable committees, and Robert M. Calderoni was appointed to serve as a member of the Nominating and Governance Committee.

Meetings Held During Fiscal Year 2014: 4

Primary Responsibilities: The Nominating and Governance Committee is primarily responsible for identifying and evaluating the qualifications of all candidates for election to the Board, as well as reviewing corporate governance policies and procedures and assessing stockholder proposals related to governance matters. The Nominating and Governance Committee assesses the appropriate size and composition of the Board, the effectiveness of its leadership structure, and whether any vacancies on the Board are expected.

Independence: The Board has determined that each of the members of the Nominating and Governance Committee meets the independence requirements of NASDAQ, and has no material relationship with KLA-Tencor (including any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment as a Director).

Evaluation of Director Candidates: In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers potential candidates that may come to its attention through current members of the Board, professional search firms, management, stockholders or other persons. In evaluating properly submitted stockholder recommendations, the Nominating and Governance Committee uses the evaluation standards discussed in further detail below and seeks to achieve a balance of knowledge, experience and capability on the Board.

It is the Nominating and Governance Committee’s policy to consider candidates for the Board recommended by, among other persons, stockholders who have owned at least one percent (1%) of our outstanding shares for at least one year and who state that they have an intent to continue as a substantial stockholder for the long term. Stockholders wishing to nominate candidates for the Board must notify our General Counsel in writing of their intent to do so and provide us with certain information set forth in Article II, Section 11 of our bylaws and all other information regarding nominees that is required to be provided pursuant to Regulation 14A of the Securities Exchange Act of 1934, or as otherwise requested by the Nominating and Governance Committee.

Majority Vote Policy: We maintain a governance policy applicable to uncontested Director elections (elections in which the number of nominees does not exceed the number of Directors to be elected) requiring that Directors receive majority support in such elections. Under our bylaws, in any uncontested Director election, any nominee who receives a greater number of votes cast “for” his or her election than “withhold” votes against his or her election will be elected. Our bylaws provide that in the event an incumbent Director receives more “withhold” than “for” votes in an uncontested election, he or she shall tender his or her resignation after certification of the stockholder vote. The Nominating and Governance Committee, composed entirely of independent Directors, will consider the offer of resignation and recommend to the Board the action to be taken. The Board will take action on the recommendation, and we will publicly disclose the Board’s decision and the rationale behind it, within 90 days following certification of the stockholder vote. In making their respective decisions, the Nominating and Governance Committee and Board will take into consideration all factors they deem relevant. The Director who tenders his or her resignation will not participate in the decisions of the Nominating and Governance Committee or the Board regarding his or her resignation.

Director Qualifications and Diversity

The Board believes that the skill set, backgrounds and qualifications of our Directors, considered as a group, should provide a significant composite mix of diversity in experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. In addition, the Board believes that there are certain attributes that every Director should possess, such as demonstrated business or academic achievements, the highest ethical standards and a strong sense of professionalism. Accordingly, the Board and the Nominating and Governance Committee consider the qualifications of Directors and Director candidates individually and in the broader context of the Board’s overall composition and KLA-Tencor’s current and future needs.

In considering candidates for Director nomination, including evaluating any recommendations from stockholders as set forth above, the Nominating and Governance Committee only considers candidates who have demonstrated executive experience or significant high level experience in accounting, finance or a technical field or industry applicable to KLA-Tencor. In addition, as set forth in our Corporate Governance Standards, the Nominating and Governance Committee takes into account all factors it considers appropriate when evaluating Director candidates, which may include strength of character, mature judgment, career specialization, diversity and the extent to which the candidate would fill a present need on the Board. With respect to new Board members, it is the standard practice of the Nominating and Governance Committee to engage a third-party recruiting firm to identify a slate of individuals for consideration as Board candidates based on the above-mentioned criteria.

In addition, the Nominating and Governance Committee annually reviews with the Board the appropriate skills and characteristics required of Directors in the context of the current composition of the Board. In seeking a diversity of background, the Nominating and Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. This annual assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual Directors, as KLA-Tencor’s needs evolve and change over time.

In evaluating Director candidates, including incumbent Directors for renomination to the Board, the Nominating and Governance Committee has considered all of the criteria described above. When assessing an incumbent Director, the Nominating and Governance Committee also considers the Director’s past performance on and contributions to the Board. Among other things, the Nominating and Governance Committee has determined that it is important to have individuals with the following skills and experiences on the Board:

•

Current or former executives who demonstrate strong leadership qualities and possess significant operating experience that together enable them to contribute practical business advice to the Board and management, strategies regarding change and risk management, and valuable insight into developing, implementing and assessing our operating plan and business strategy;

•

A deep understanding of the key issues relevant to technology companies, including specific knowledge regarding the semiconductor industry, which is vital in understanding and reviewing our business goals and challenges, as well as our product development and acquisition strategies;

•	Substantial international experience, which is particularly important given our global presence and the international nature of our customer base;

•

An understanding of finance and related reporting processes. In the case of members of our Audit Committee, we seek individuals with demonstrated financial expertise with which to evaluate our financial statements and capital structure; and

•

Corporate governance experience obtained from service as Board members and/or executives for other publicly traded companies, which we believe results in a greater sense of accountability for management and the Board and enhanced protection of stockholder interests.

INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES

Our Board and its Nominating and Governance Committee believe that all of the Directors and nominees listed below are highly qualified and have the skills and experience required for service on our Board. The following table sets forth certain information with respect to our Directors and nominees as of the date of this Proxy Statement, including, for each Director and nominee, a biography and a summary of his or her significant experiences, qualifications and skills that are most pertinent to that individual’s service as a member of our Board:

Nominees for Election at the 2014 Annual Meeting

Edward W. Barnholt

Director since 1995

Age: 71

Board Committees: Compensation, Nominating and Governance (Chair)

Other Public Company Boards: Adobe Systems Incorporated (since 2005), eBay Inc. (since 2005)

Mr. Barnholt has served as Chairman of the Board of KLA-Tencor since October 2006. From March 1999 to March 2005, Mr. Barnholt was President and Chief Executive Officer of Agilent Technologies, Inc., and he was Chairman of the Board of Directors of Agilent from November 2002 to March 2005. In March 2005, Mr. Barnholt retired as the Chairman, President and Chief Executive Officer of Agilent. Before being named Agilent’s Chief Executive Officer, Mr. Barnholt served as Executive Vice President and General Manager of Hewlett-Packard Company’s Measurement Organization from 1998 to 1999. From 1990 to 1998, he served as General Manager of Hewlett-Packard’s Test and Measurement Organization. He was elected Senior Vice President of Hewlett-Packard in 1993 and Executive Vice President in 1996. Mr. Barnholt also currently serves on the Board of Trustees of the Packard Foundation.

As the former President, Chief Executive Officer and Chairman of Agilent, as well as a former senior executive with Hewlett-Packard, Mr. Barnholt possesses significant leadership experience, including on matters particularly relevant to companies with complex technology and international issues. Mr. Barnholt’s experience as a Board member of KLA-Tencor provides him with an extensive knowledge of our business and industry, and, as a Board member of two other public companies, Mr. Barnholt also has strong corporate governance expertise.

Nominees for Election at the 2014 Annual Meeting

Robert M. Calderoni

Director since 2007

Age: 54

Board Committees: Audit (Chair), Nominating and Governance (added in August 2014)

Other Public Company Boards: Juniper Networks (since 2003); Citrix Systems (since 2014)

Mr. Calderoni most recently served as an executive of SAP AG, a leader in enterprise application software, following SAP’s October 2012 acquisition of Ariba, Inc., a leading provider of collaborative business commerce software solutions. Prior to his resignation from SAP in January 2014, his roles with SAP included Chief Executive Officer of SAP’s Ariba subsidiary (a role he had held since the acquisition date) and President, SAP Cloud (a role he had held since June 2013). He also served as a member of SAP’s Global Managing Board from November 2012 until January 2014. Prior to the acquisition, Mr. Calderoni served as Chief Executive Officer and a Board member of Ariba from October 2001 until the company was acquired, and he also served as Ariba’s Chairman of the Board of Directors from July 2003 until the acquisition date. From 2001 to 2004, Mr. Calderoni also served as Ariba’s President and, before that, as Ariba’s Executive Vice President and Chief Financial Officer. From 1997 to 2001, he served as Chief Financial Officer at Avery Dennison Corporation, a global manufacturer of labeling, imaging and adhesive materials.

As a former senior executive with SAP and Ariba, Mr. Calderoni provides our Board with extensive and relevant leadership and international operations experience in the technology industry. In addition, Mr. Calderoni is well-qualified to serve as a Board member and as the Chairman of our Audit Committee as a result of his over 20 years of experience as a finance executive, including his past service as the Chief Financial Officer of two publicly traded technology companies. As a Board member of three public companies, Mr. Calderoni also has familiarity with a range of corporate governance issues.

John T. Dickson

Director since 2007

Age: 68

Board Committees: Compensation, Nominating and Governance

Other Public Company Boards: Avago Technologies Limited (since 2012), QLogic Corporation (since 2014), Freescale Semiconductor, Ltd. (2012 to 2013), National Semiconductor Corporation (2006 to 2010), Mettler-Toledo International Inc. (2001 to 2009)

Nominees for Election at the 2014 Annual Meeting

John T. Dickson (Continued)

Most recently, from May 2010 to January 2012, Mr. Dickson served as Executive Vice President and head of operations of Alcatel-Lucent, a global telecommunications corporation, also serving as a member of Alcatel-Lucent’s Management Committee. From July 2010 to December 2011, Mr. Dickson also served as a member of the Board of Directors and Audit Committee of Alcatel-Lucent Shanghai Bell, a joint venture between Alcatel-Lucent and the Chinese government’s State-Owned Assets Supervision and Administration Commission. Mr. Dickson is the former President and Chief Executive Officer of Agere Systems, Inc., a leader in semiconductors and software solutions for storage, mobility and networking markets, a position he held from August 2000 until October 2005, and he also served as a Board member of Agere from March 2001 until October 2005. Prior to joining Agere, Mr. Dickson held positions as the Executive Vice President of Lucent’s Microelectronics and Communications Technologies Group; Vice President of AT&T Corporation’s integrated circuit business unit; and Chairman and Chief Executive Officer of SHOgraphics, Inc., a developer of three-dimensional graphics systems, as well as senior roles with ICL, Plc, a computer hardware, software and service company, in the United Kingdom and Texas Instruments, Inc. in Europe.

As a result of his former positions as a senior executive at global technology organizations such as Agere, Alcatel-Lucent, Lucent and AT&T, Mr. Dickson provides the Board with significant leadership, operations and technology experience, including extensive knowledge of the semiconductor industry and experience managing international business operations. Also, from his current and past service as a Board member with other companies, including several other semiconductor companies, Mr. Dickson offers a broad understanding of the role and responsibilities of the Board and valuable insight on a variety of significant industry issues.

Emiko Higashi

Director since 2010

Age: 55

Board Committees: Audit

Other Public Company Boards: None

Ms. Higashi has been a founder and Managing Partner of Tomon Partners, LLC, a mergers and acquisitions (“M&A”) and strategy consulting firm, since 2003. Ms. Higashi also serves as a senior advisor to several private consulting firms. Prior to Tomon Partners, she was a co-founder and Chief Executive Officer of Gilo Ventures, a technology-focused venture capital firm, from 2000 to 2002. Before that, Ms. Higashi spent 15 years in investment banking. After beginning her investment banking career at Lehman Brothers from 1985 to 1988, Ms. Higashi was a founding member of Wasserstein Parella and the head of that firm’s technology M&A

Nominees for Election at the 2014 Annual Meeting

Emiko Higashi (Continued)

business from 1988 to 1994, and subsequently served as a managing director in charge of Merrill Lynch’s global technology M&A practice from 1994 until 2000. Prior to her investment banking career, Ms. Higashi spent two years as a consultant at McKinsey & Co. in Tokyo, Japan.

As a result of her extensive career in technology-focused investment banking and finance, Ms. Higashi brings to the Board significant strategic, business development, M&A and financial experience related to the business and financial issues facing large global technology corporations, as well as a comprehensive understanding of international business matters, particularly in Asia, and knowledge of the semiconductor industry. In addition, as a founder and partner of several consulting firms and a founding member of an investment banking firm, Ms. Higashi also possesses significant leadership and entrepreneurial experience.

Kevin J. Kennedy

Director since 2007

Age: 58

Board Committees: Compensation (Chair)

Other Public Company Boards: Digital Realty Trust, Inc. (since March 2013), JDS Uniphase Corporation (2001 to 2012)

Mr. Kennedy currently serves as President, Chief Executive Officer and member of the Board of Directors of Avaya Inc., a leading global provider of business communications applications, systems and services, positions he has held since January 2009. Prior to joining Avaya, Mr. Kennedy was Chief Executive Officer of JDS Uniphase Corporation, a provider of optical products and test and measurement solutions for the communications industry, from September 2003 to December 2008, also serving as JDS Uniphase’s President from March 2004 to December 2008. From 2001 to 2003, he served as Chief Operating Officer of Openwave Systems, Inc., a provider of software solutions for the communication and media industries. Previously, Mr. Kennedy spent nearly eight years at Cisco Systems, Inc. and 17 years at Bell Laboratories. In 1987, Mr. Kennedy was a Congressional Fellow to the U.S. House of Representatives on Science, Space and Technology. In January 2011, Mr. Kennedy was appointed to the President’s National Security Telecommunications Advisory Committee by President Barack Obama.

As the current President and Chief Executive Officer of Avaya and a former senior executive at JDS Uniphase and Openwave, Mr. Kennedy possesses a vast amount of leadership and operational experience with companies in high technology industries. Also as the holder of a Ph.D. degree in engineering from Rutgers University, a member of President Obama’s National Security Telecommunications Advisory Committee, a former

Nominees for Election at the 2014 Annual Meeting
Kevin J. Kennedy (Continued)

Congressional Fellow to the U.S. House of Representatives Committee on Science, Space and Technology, and the author of more than 30 papers on computational methods, data networking and technology management, Mr. Kennedy offers relevant expertise in a broad range of technology issues. In addition, as a result of his experience on the Boards of Directors of several public companies, Mr. Kennedy offers our Board a deep understanding of corporate governance matters.

Gary B. Moore

Not an incumbent Director. Mr. Moore has been nominated for election at the Annual Meeting.

Age: 65

Board Committees: None

Other Public Company Boards: None

Mr. Moore currently serves as President and Chief Operating Officer of Cisco Systems, Inc., a leading global provider of networking and other products and services related to the communications and information technology (IT) industry, positions he has held since October 2012. Mr. Moore first joined Cisco in October 2001 as Senior Vice President, Advanced Services, and, in August 2007, he also assumed responsibility as co-lead of Cisco Services. From May 2010 to February 2011, he served as Executive Vice President, Cisco Services, and he was Cisco’s Executive Vice President and Chief Operating Officer from February 2011 until October 2012. Immediately before joining Cisco, Mr. Moore served for approximately two years as chief executive officer of Netigy Corporation, a network consulting company. Prior to that, he was employed for 26 years by Electronic Data Systems (EDS), where he held a number of senior executive positions, including as the President and Chief Executive Officer of joint venture Hitachi Data Systems from 1989 to 1992.

As a senior executive with Cisco and other global companies (including roles as Cisco’s President and Chief Operating Officer, the head of Cisco Services, the creator and manager of EDS’s e-solutions global business unit and the President and Chief Executive Officer of the EDS joint venture Hitachi Data Systems), Mr. Moore will bring to the Board extensive leadership experience, as well as expertise in matters relating to international operations in the technology industry. Mr. Moore’s experience managing large-scale operations and growing businesses enable him to provide the Board and the Company with valuable advice and guidance regarding operational and strategic issues faced by global technology companies.

Nominees for Election at the 2014 Annual Meeting

Robert A. Rango

Not an incumbent Director. Mr. Rango has been nominated for election at the Annual Meeting.

Age: 56

Board Committees: None

Other Public Company Boards: None

Mr. Rango served for over 12 years, from March 2002 to July 2014, as an executive at Broadcom Corporation, a leading fabless semiconductor company. He most recently served as Executive Vice President and General Manager of Broadcom’s Mobile and Wireless Group, a role he had held since February 2011. During his tenure with Broadcom, Mr. Rango held a number of senior management positions in the company’s Network Infrastructure Business Unit, Mobile and Wireless Group and Wireless Connectivity Group, including as Senior Vice President and General Manager, Wireless Connectivity Group from January 2006 to February 2010 and as Executive Vice President and General Manager, Wireless Connectivity Group from February 2010 to February 2011. From 1995 to 2002, Mr. Rango held several Vice President and General Manager positions at Lucent Microelectronics, a networking communications company, and Agere Systems, a leader in semiconductors and software solutions for storage, mobility and networking markets, in its Optical Access, New Business Initiatives and Modem/Multimedia Divisions.

Mr. Rango possesses significant operating and leadership skills, including extensive experience in global semiconductor product marketing, development and sales. As a result of his past service as an operational executive and general manager of several large global organizations, Mr. Rango offers a vast understanding of mobile, wireless, semiconductor, optical, software and technology management, which will enable him to make significant contributions as a member of our Board.

Richard P. Wallace

Director since 2006

Age: 54

Board Committees: None

Other Public Company Boards: NetApp, Inc. (since 2011), Beckman Coulter, Inc. (2009 to 2011)

Mr. Wallace currently serves as our President and Chief Executive Officer. He has been our Chief Executive Officer since January 2006 and has also served as our President since November 2008. He began at KLA

Nominees for Election at the 2014 Annual Meeting

Richard P. Wallace (Continued)

Instruments in 1988 as an applications engineer and has held various general management positions throughout his 26 years with us, including positions as President and Chief Operating Officer from July 2005 to December 2005, Executive Vice President of the Customer Group from May 2004 to July 2005, and Executive Vice President of the Wafer Inspection Group from July 2000 to May 2004. Earlier in his career, he held positions with Ultratech Stepper and Cypress Semiconductor. Mr. Wallace has also previously served as a member of the Board of Directors of SEMI (Semiconductor Equipment and Materials International), a prominent industry association, including as SEMI’s Chairman of the Board. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses after his graduation.

As our President and Chief Executive Officer and a KLA-Tencor employee for over two decades, Mr. Wallace brings to the Board extensive leadership and semiconductor industry experience, including a deep knowledge and understanding of our business, operations and employees, the opportunities and risks faced by KLA-Tencor, and management’s strategy and plans for accomplishing our goals. In addition, Mr. Wallace’s current service as a member of the Boards of Directors of KLA-Tencor and NetApp, as well as past service on the Boards of Beckman Coulter and a significant industry organization, give him a strong understanding of his role as a Director and a broad perspective on key industry issues and corporate governance matters.

Directors Whose Current Terms Expire in 2015 (Designated as Class II Directors)

Robert T. Bond

Director since 2000

Age: 71

Board Committees: Audit, Nominating and Governance

Other Public Company Boards: None

Mr. Bond previously served for over 19 years as an officer and advisor for Rational Software Corporation, a provider of integrated solutions to automate the software development process. He held various executive positions at Rational Software for 15 years of his service to the company, including as its Chief Operating Officer and Chief Financial Officer from 1996 to 1998 and as its Executive Vice President and General Manager of International Operations from 1990 to 1995. Prior to that, Mr. Bond was employed by Hewlett-Packard Company from 1967 to 1983 and held various management positions during his tenure there.

As a former officer of Rational Software with significant operational responsibility (including as the company’s Chief Operating Officer and its

Directors Whose Current Terms Expire in 2015 (Designated as Class II Directors)

Robert T. Bond (Continued)

General Manager of International Operations) and a member of management at Hewlett-Packard, Mr. Bond has substantial operations and corporate management experience dealing with complex issues faced by global technology companies, including managing international operations, mergers and acquisitions, marketing, sales, product development and finance. In addition, as the former Chief Financial Officer of Rational Software, Mr. Bond possesses an extensive understanding of finance matters and corporate capital structure.

Kiran M. Patel

Director since 2008

Age: 66

Board Committees: Audit

Other Public Company Boards: None

Mr. Patel retired in September 2013 from his position as Executive Vice President and General Manager, Small Business Group of Intuit Inc., a provider of personal finance and small business software, a position he had held since December 2008. Mr. Patel previously served as Intuit’s Senior Vice President and General Manager, Consumer Tax Group and as its Senior Vice President and Chief Financial Officer. Before joining Intuit in September 2005, he was Executive Vice President and Chief Financial Officer of Solectron Corporation from August 2001 to September 2005. He previously worked for Cummins Inc. for 27 years in a variety of finance and business positions, most recently as Chief Financial Officer and Executive Vice President.

As a former senior officer of Intuit, Solectron and Cummins, Mr. Patel possesses significant international operating and leadership skills, including extensive experience in global sourcing, sales and other business management aspects within manufacturing and technology industries, often involving living and managing businesses overseas. In addition, as a result of his past service as the Chief Financial Officer of several global organizations, Mr. Patel offers a vast understanding of critical finance matters, which enables him to make significant contributions as a member of our Board and its Audit Committee.

David C. Wang

Director since 2006

Age: 70

Board Committees: Audit

Other Public Company Boards: Terex Corporation (since 2008)

Mr. Wang retired in July 2011 from his position as Vice President of International Relations of The Boeing Company (a position he had held

Directors Whose Current Terms Expire in 2015 (Designated as Class II Directors)

David C. Wang (Continued)

since November 2002), and he also served as the President of Boeing-China from November 2002 to March 2011. Prior to joining Boeing, he spent 22 years at General Electric Company (“GE”), where he worked in various capacities, including most recently as Chairman and Chief Executive Officer of GE China. In addition, Mr. Wang served in executive positions with GE in Singapore, Malaysia and Mexico. Prior to joining GE, Mr. Wang held various engineering positions at Emerson Electric Co. He has also served on a number of non-profit boards.

Due to his former positions as the Vice President of International Relations of The Boeing Company, the President of Boeing-China and an executive in several international locations for GE, Mr. Wang offers significant leadership experience, as well as an extensive knowledge of key business issues in the international locations of some of our most significant customers. With over 30 years of operational experience, primarily in Asia, Mr. Wang offers our Board a deep understanding of growth and competitive issues within changing markets, as well as the challenges involved in building competitive businesses in multi-cultural environments.

DIRECTOR COMPENSATION

Our Fiscal Year 2014 Director Compensation Program and Changes for Fiscal Year 2015

Non-employee members of the Board (“Outside Directors”) receive a combination of equity and cash compensation as approved by the Compensation Committee (or, in the case of the compensation of the Chairman of the Board, as recommended by the Compensation Committee and approved by the Board). Equity compensation to Outside Directors is provided under our 2004 Equity Incentive Plan and, to the extent consisting of stock options, may also be provided under our 1998 Outside Director Option Plan, both of which were approved by our stockholders.

In August 2014, based on a review of market data regarding director compensation, the Compensation Committee and, with respect to the Chairman of the Board’s compensation, the Board (with the Chairman abstaining) approved changes to our Outside Director compensation program, the first modifications to the program since August 2011. The following table presents the key features of our fiscal year 2014 Outside Director compensation program, as well as the changes, which are effective October 1, 2014, that have been incorporated into our fiscal year 2015 program:

COMPENSATION ELEMENT	FISCAL YEAR 2014 PROGRAM	FISCAL YEAR 2015 PROGRAM
Cash Compensation:		(Effective October 1, 2014)
Standard annual cash retainer	$75,000, paid quarterly	$90,000, paid quarterly
Board meeting fees	$2,500 for each meeting attended in person; $1,250 for each meeting attended telephonically	Meeting fees eliminated
Committee meeting fees	$1,500 for each meeting attended in person; $750 for each meeting attended telephonically	Meeting fees eliminated
Committee member additional annual cash retainers (including Committee Chair)	None	$15,000 for Audit Committee; $12,500 for Compensation Committee; $7,500 for Nominating and Governance Committee
Committee Chair additional annual cash retainers	$30,000 for Audit Committee; $20,000 for Compensation Committee; $10,000 for Nominating and Governance Committee	$30,000 for Audit Committee; $20,000 for Compensation Committee; $10,000 for Nominating and Governance Committee
Annual cash retainer for non-executive Chairman (in lieu of standard retainer)	Two times the standard annual cash retainer (i.e., $150,000)	$130,000
Reimbursement for reasonable meeting attendance expenses	Included	Included
Equity Compensation:
Market value of standard RSU award granted at annual meeting	$120,000	$160,000 (to be granted at the Annual Meeting); Director entitled to receive dividend equivalents upon vesting
Market value of non-executive Chairman RSU award granted at annual meeting	1.5 times the value of the standard RSU award (i.e., $180,000)	$200,000 (to be granted at the Annual Meeting); Director entitled to receive dividend equivalents upon vesting
Vesting period of Outside Director RSUs	Awards vest one year from grant date; shares immediately issued upon vesting	Awards vest one year from grant date; shares immediately issued upon vesting

Members of the Board who are employees of the Company do not receive any additional compensation for their services as Directors. The Board will separately determine the compensation payable to Outside Directors for service on special purpose committees of the Board, if such committees are created.

If a new Outside Director joins the Board after the date of an annual meeting of stockholders, his or her first restricted stock unit award will be granted promptly after he or she joins the Board and will be prorated to take into account the period of time from the last annual meeting of stockholders to the date the new Outside Director joined the Board.

Deferred Compensation

Each Outside Director is entitled to defer all or a portion of his or her cash retainers, pursuant to our Executive Deferred Savings Plan, a nonqualified deferred compensation plan. Amounts credited to the plan may be allocated by the participant among a variety of investment funds. For further information regarding our Executive Deferred Savings Plan, including the list of investment funds available under the plan during fiscal year 2014, please refer to the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” Of the current Outside Directors, only Messrs. Barnholt, Bond, Patel and Wang participated in this plan during fiscal year 2014, though none of them made new contributions during the fiscal year.

Matching Program

Beginning August 7, 2014, Outside Directors may participate in a gift matching program, under which the KLA-Tencor Foundation will generally match, dollar-for-dollar, gifts by Outside Directors to qualifying tax-exempt educational institutions up to $10,000 per calendar year.

Stock Ownership Guidelines

We have adopted a policy, approved by the Board, pursuant to which each Outside Director is expected to own a specified minimum number of shares of our Common Stock. Under our policy in effect as of the date of this Proxy Statement, each Outside Director, once he or she has served as an Outside Director for at least four years, is expected to own at least a number of shares of our Common Stock with a market value of at least three (3) times the standard annual cash retainer paid to the Outside Directors, as that retainer may be changed from time to time. In August 2014, our Board increased this requirement, effective October 1, 2014, to four (4) times the standard Outside Director annual cash retainer. Shares of Common Stock underlying unvested restricted stock units held by the Directors count toward this ownership requirement. As of the Record Date, each of our current Outside Directors was in compliance with the stock ownership requirement then in effect.

Director Compensation Table

The following table sets forth certain information regarding the compensation earned by or awarded to each Outside Director during fiscal year 2014 who served on our Board during the year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Edward W. Barnholt	190,000	174,981		—	—(4)	364,981
Robert T. Bond	106,250	116,654		—	—(4)	222,904
Robert M. Calderoni	130,500	116,654		—	—	247,154
John T. Dickson	107,000	116,654		—	—	223,654
Emiko Higashi	99,250	116,654		—	—	215,904
Stephen P. Kaufman(5)	101,250	116,654	(6)	—	—	217,904
Kevin J. Kennedy	118,000	116,654		—	—	234,654
Kiran M. Patel	99,000	116,654		—	—(4)	215,654
David C. Wang	98,250	116,654		—	—(4)	214,904

(1)	The amounts set forth in this column represent fees earned by each Outside Director during fiscal year 2014, regardless of whether the fees were actually paid during the fiscal year. The aggregate amounts consist of the following payments:

Name	Annual Retainer ($)	Board Meeting Fees ($)	Committee Meeting Fees ($)	Non-Executive Chairman of the Board – Additional Retainer ($)	Committee Chairperson – Additional Retainer ($)	Total ($)
Edward W. Barnholt	75,000	15,000	15,000	75,000	10,000	190,000
Robert T. Bond	75,000	16,250	15,000	—	—	106,250
Robert M. Calderoni	75,000	15,000	10,500	—	30,000	130,500
John T. Dickson	75,000	16,250	15,750	—	—	107,000
Emiko Higashi	75,000	13,750	10,500	—	—	99,250
Stephen P. Kaufman	75,000	15,000	11,250	—	—	101,250
Kevin J. Kennedy	75,000	16,250	6,750	—	20,000	118,000
Kiran M. Patel	75,000	15,000	9,000	—	—	99,000
David C. Wang	75,000	15,000	8,250	—	—	98,250

(2)	The amounts shown represent the aggregate grant date fair value of restricted stock units (“RSUs”) awarded to each Outside Director during fiscal year 2014, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the fair market value of our Common Stock on the award date, reduced by the present value of estimated forgone dividends over the vesting period. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the SEC on August 8, 2014. On November 6, 2013, each Outside Director was granted an RSU award covering 1,856 shares of our Common Stock (other than Mr. Barnholt who, as Chairman of the Board, received an RSU award covering 1.5 times that number of shares, or 2,784 shares, as described above under the heading “Our Fiscal Year 2014 Director Compensation Program and Changes for Fiscal Year 2015”). The following table shows, for each Outside Director, the aggregate number of unvested shares of our Common Stock underlying all outstanding RSUs held by that Outside Director as of June 30, 2014:

Name	Aggregate Number of Unvested Shares of Common Stock Underlying All of Director’s RSU Awards as of June 30, 2014 (#)
Edward W. Barnholt	2,784
Robert T. Bond	1,856
Robert M. Calderoni	1,856
John T. Dickson	1,856
Emiko Higashi	1,856
Stephen P. Kaufman	1,856
Kevin J. Kennedy	1,856
Kiran M. Patel	1,856
David C. Wang	1,856

(3)	No stock options were granted to any of the Outside Directors during fiscal year 2014. The following table shows, for each Outside Director, the aggregate number of shares subject to all outstanding options held by that Outside Director as of June 30, 2014:

Name	Number of Shares Subject to All Outstanding Options Held as of June 30, 2014 (#)
Edward W. Barnholt	—
Robert T. Bond	10,000
Robert M. Calderoni	—
John T. Dickson	2,500
Emiko Higashi	—
Stephen P. Kaufman	—
Kevin J. Kennedy	—
Kiran M. Patel	—
David C. Wang	—

(4)	As noted above, of the current Outside Directors, only Messrs. Barnholt, Bond, Patel and Wang participated in our Executive Deferred Savings Plan (“EDSP”) during fiscal year 2014. We have concluded that, because the Outside Directors’ EDSP earnings correspond to the actual market earnings on a select group of investment funds available under the EDSP, no portion of the Outside Directors’ earnings under the EDSP is “above market” or “preferential.” Accordingly, we do not report any portion of the Outside Directors’ earnings under the EDSP in the Director Compensation Table. The investment earnings under the EDSP during fiscal year 2014 for the Outside Directors who participated in such plan were as follows: (a) Mr. Barnholt: $231,145; (b) Mr. Bond: $82,376; (c) Mr. Patel: $38,141; and (d) Mr. Wang: $12.

(5)	In August 2014, following the conclusion of fiscal year 2014, Mr. Kaufman resigned from the Company’s Board in accordance with the mandatory retirement age provisions of our Corporate Governance Standards.

(6)	In connection with Mr. Kaufman’s resignation from the Board, in accordance with the Company’s policy adopted in February 2008, Mr. Kaufman’s RSU award granted on November 6, 2013, which was unvested as of the date of Mr. Kaufman’s resignation, was partially accelerated to provide Mr. Kaufman with prorated vesting, calculated on a quarterly basis from the date of grant, for his partial year of service.

OUR CORPORATE GOVERNANCE PRACTICES

At KLA-Tencor, we believe that strong and effective corporate governance procedures and practices are an extremely important part of our corporate culture. In that spirit, we have summarized several of our corporate governance practices below.

Adopting and Maintaining Governance Standards

The Board has adopted, and regularly reviews and updates as necessary, a set of Corporate Governance Standards to establish a framework within which it will conduct its business and to guide management in its running of the Company. The governance standards, portions of which are summarized below, can be found on our website at http://ir.kla-tencor.com. We have posted information regarding our corporate governance procedures to help ensure the transparency of our practices.

Monitoring Board Effectiveness

It is important that our Board and its Committees are performing effectively and in the best interests of KLA-Tencor and our stockholders. The Board is responsible for annually assessing its effectiveness and the effectiveness of each of its Committees in fulfilling their respective obligations, and each Committee is responsible for reviewing the Board’s assessment of that Committee’s effectiveness. In addition, our Nominating and Governance Committee is charged with overseeing an annual review of the Board and its membership.

Conducting Formal Independent Director Sessions

At the conclusion of each regularly scheduled Board meeting, the independent Directors meet in executive session without KLA-Tencor management or any non-independent Directors.

Hiring Outside Advisors

The Board and each of its Committees may retain outside advisors and consultants of their choosing at our expense, without management’s consent.

Avoiding Conflicts of Interest

We expect our Directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each Director, executive and employee. In order to provide assurances internally and to our stockholders, we have implemented Standards of Business Conduct that provide clear conflict of interest guidelines to our employees, as well as an explanation of reporting and investigatory procedures.

Communications with the Board

Stockholders may communicate with the Board by writing to us at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. Stockholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Standards of Business Conduct; Whistleblower Hotline and Website

The Board has adopted Standards of Business Conduct for all of our employees and Directors, including our principal executive and senior financial officers, and we have prepared and made available versions of our Standards of Business Conduct translated into Chinese (Simplified and Traditional), French, German, Hebrew, Japanese and Korean in an effort to maximize the accessibility and understandability of these important guidelines to our employees. You can obtain a copy of our Standards of Business Conduct via our website at http://ir.kla-tencor.com, or by making a written request to us at KLA-Tencor Corporation, Attention: Investor Relations, One Technology Drive, Milpitas, California 95035. We will disclose any amendment to the Standards of Business Conduct, or waiver of a provision thereof, on our website at the same address.

In addition, we have established a hotline and website for use by employees, as well as third parties such as vendors and customers, to report actual or suspected wrongdoing and to answer questions about business conduct. The hotline and website are both operated by an independent third party, which provides tools to enable individuals to submit reports in a number of different languages and, where permitted by law, on an anonymous basis.

Ensuring Auditor Independence

KLA-Tencor has taken a number of steps to ensure the continued independence of our outside auditors. Our independent auditors report directly to the Audit Committee, which also has the ability to pre-approve or reject any non-audit services proposed to be conducted by our outside auditors.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Kennedy (Chair), Barnholt and Dickson. Stephen P. Kaufman also served on the Compensation Committee for all of fiscal year 2014 (and thereafter until his resignation from the Board in August 2014). None of these individuals was an officer or employee of KLA-Tencor at any time during fiscal year 2014 or at any other time. During fiscal year 2014, there was no instance where an executive officer of KLA-Tencor served as a member of the Board or compensation committee of any entity and an executive officer of that same entity served on our Board or Compensation Committee.

Stockholder Nominations to the Board

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES – Nominating and Governance Committee.”

Majority Vote Policy

Please see “INFORMATION ABOUT THE BOARD OF DIRECTORS AND ITS COMMITTEES – Nominating and Governance Committee – Majority Vote Policy.”

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING JUNE 30, 2015

Audit Committee Recommendation

The Audit Committee has the sole authority to retain or dismiss our independent auditors. The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2015. Before making its determination, the Audit Committee carefully considered that firm’s qualifications as independent auditors.

The Board, following the Audit Committee’s determination, unanimously recommends that the stockholders vote for ratification of such appointment.

Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request approval of this selection by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee may reconsider its selection.

Attendance at the Annual Meeting

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees

The aggregate fees billed by PricewaterhouseCoopers LLP, KLA-Tencor’s independent registered public accounting firm, in fiscal years 2014 and 2013 were as follows:

Services Rendered/Fees	2014	2013
Audit Fees(1)	$2,910,549	$2,943,412
Audit-Related Fees(2)	$20,000	—

Total Audit and Audit-Related Fees	$2,930,549	$2,943,412
Tax Compliance	$287,490	$293,609
Tax Planning and Consulting	$252,548	$123,820

Total Tax Fees(3)	$540,038	$417,429
All Other Fees(4)	$2,600	$2,600

(1)	Represents professional services rendered for the audits of annual financial statements set forth in our Annual Reports on Form 10-K for fiscal years 2014 and 2013, the review of quarterly financial statements included in our Quarterly Reports on Form 10-Q for fiscal years 2014 and 2013, and fees for services related to statutory and regulatory filings or engagements.

(2)	For fiscal year 2014, represents assurance and related services related to accounting consultations and for services rendered in connection with acquisition due diligence.

(3)	Represents tax services for U.S. and foreign tax compliance, planning and consulting.

(4)	Represents fees for services other than those described above, such as software license fees.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding non-audit services provided by PricewaterhouseCoopers LLP. First, the policy ensures the independence of our auditors by expressly naming all services that the auditors may not perform and reinforcing the principle of independence regardless of the type of service. Second, certain non-audit services such as tax-related services and acquisition advisory services are permitted but limited in proportion to the audit fees paid. Third, the Audit Committee pre-approves non-audit services not specifically permitted under this policy (or subsequently approves such services in circumstances where a subsequent approval is necessary and permissible), and the Audit Committee reviews the annual plan and any subsequent engagements. All non-audit fees were approved by the Audit Committee pursuant to its pre-approval policies and procedures.

On a quarterly basis, management provides written updates to the Audit Committee with regard to audit and non-audit services, the amount of audit and non-audit service fees incurred to date, and the estimated cost to complete such services.

Independence Assessment by Audit Committee

Our Audit Committee considered and determined that the provision of the services provided by PricewaterhouseCoopers LLP as set forth herein is compatible with maintaining PricewaterhouseCoopers LLP’s independence and approved all non-audit related fees and services.

Vote Required and Recommendation

If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, to audit our consolidated financial statements for our fiscal year ending June 30, 2015.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015.

PROPOSAL THREE:

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables KLA-Tencor’s stockholders to vote to approve, on a non-binding advisory basis, the compensation of our Named Executive Officers (as that term is defined on Page 42 of this Proxy Statement) as disclosed in the “Compensation Discussion and Analysis” section, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement. This vote is required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. The Board has determined, consistent with the feedback from our stockholders, that we will hold this vote every year, until the Board decides to hold the next advisory vote regarding the frequency of advisory votes on executive compensation.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our Named Executive Officers with the interests of our stockholders by focusing on a philosophy of “pay-for-performance.” Our compensation programs are designed to support our business goals and to promote both short-term and long-term financial and strategic achievement.

We urge stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and disclosure in this Proxy Statement, which provide detailed information on the compensation of our Named Executive Officers. The Compensation Committee and the Board believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our Named Executive Officers as reported in this Proxy Statement has supported and contributed to our recent and long-term success.

Nature of Vote; Recommendation

This vote is advisory and therefore not binding on KLA-Tencor, our Board of Directors or the Compensation Committee. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our Named Executive Officers, as described in this Proxy Statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that KLA-Tencor Corporation’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

While this advisory vote on executive compensation is non-binding, the Board and the Compensation Committee value the opinion of KLA-Tencor’s stockholders and will carefully assess the voting results and consider the impact of such vote on our compensation policies and decisions.

Vote Required

If a quorum is present and voting, the affirmative vote of the majority of Votes Cast is required for advisory approval of this proposal.

The Board unanimously recommends a vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement.

INFORMATION ABOUT EXECUTIVE OFFICERS

Set forth below are the names, ages and positions of the executive officers of KLA-Tencor as of the date of this Proxy Statement.

Name and Position	Principal Occupation of the Executive Officers	Age

Richard P. Wallace President & Chief Executive Officer	Please see “INFORMATION ABOUT THE DIRECTORS AND THE NOMINEES – Nominees for Election at the 2014 Annual Meeting.”	54

Bren D. Higgins Executive Vice President & Chief Financial Officer	Bren D. Higgins has served as KLA-Tencor’s Executive Vice President and Chief Financial Officer since August 2013. Prior to his promotion to that role, Mr. Higgins oversaw the Company’s treasury and investor relations functions and supported its business development efforts in his role as Vice President of Corporate Finance from January 2012 to August 2013, and as Senior Director of Corporate Finance from August 2011 to January 2012. Before that, he served as the Company’s Senior Director of Financial Planning and Analysis from August 2008 to August 2011. Mr. Higgins has also held various financial and investor relations positions since joining the Company in 1999, including multiple product division controller assignments and serving as Group Controller of the Company’s Wafer Inspection and Lithography Groups from 2006 to 2008. Mr. Higgins received his bachelor’s degree in political science with an emphasis in public service from the University of California at Santa Barbara and his master’s degree in business administration with a concentration in finance from the University of California at Davis.	44

Bobby R. Bell Executive Vice President, Wafer Inspection Group	Bobby R. Bell currently serves as KLA-Tencor’s Executive Vice President, Wafer Inspection Group, a title he has held since January 2013. Mr. Bell joined KLA Instruments in 1994 as a Senior Engineer in applications development and has held a number of strategic management positions throughout his 20 years with the Company. In his present role, Mr. Bell oversees several key areas of the Company’s business, including its Surfscan series of tools and KLA-Tencor’s electron-beam inspection and Wafer Inspection (WIN) division. Prior to his current position, Mr. Bell served as Executive Vice President, Global Customer Organization from September 2008 to January 2013. In that role, Mr. Bell managed the Company’s global field operations, corporate sales, corporate marketing and service business. Before that, he served as a Vice President in the Company’s Wafer Inspection Group from 2000 to 2004 and in various marketing roles from 1995 to 2000. His experience with the Company also includes roles leading Asia and worldwide sales and field operations. Prior to joining the Company, Mr. Bell spent ten years with AT&T Technology Systems and	52

Name and Position	Principal Occupation of the Executive Officers	Age

	AT&T Microelectronics (including 18 months as AT&T’s assignee at SEMATECH, a prominent semiconductor industry consortium) in the area of yield, defect reduction, process integration, product engineering and management. Mr. Bell earned his bachelor’s degree in electrical engineering from the University of Arkansas and his master’s degree in electrical engineering from the University of Missouri.

Michael D. Kirk, Ph.D. Executive Vice President, Global Customer Organization and Global Manufacturing Operations	Michael D. Kirk has served as KLA-Tencor’s Executive Vice President, Global Customer Organization and Global Manufacturing Operations since January 2013. In this role, Mr. Kirk oversees the Company’s global field operations, corporate sales and service business, as well as its worldwide manufacturing organizations. Prior to his current position, he was Group Vice President of KLA-Tencor’s Wafer Inspection Group from September 2005 to January 2013, heading several key areas of the Company’s business, including its Surfscan and electron-beam inspection products and its Wafer Inspection (WIN) division, while also overseeing the Company’s manufacturing operations. Mr. Kirk joined KLA-Tencor in 1997 and has served in various technical marketing and operational roles of increasing responsibility during his tenure with the Company. Before joining KLA-Tencor, Mr. Kirk was a founding executive responsible for the technical operations of Park Scientific Instruments, a scanning probe microscope manufacturer, from 1989 to 1997. Mr. Kirk earned his bachelor’s degrees in physics and applied mathematics from the University of California at Berkeley and his master’s degree and Ph.D. in applied physics from Stanford University.	51

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	Virendra A. Kirloskar has served as the Company’s Senior Vice President and Chief Accounting Officer since March 2008. Mr. Kirloskar rejoined the Company as Vice President and Corporate Controller in May 2003 and served in that role until March 2008, other than the period from August 2006 to August 2007 during which he held management responsibilities within KLA-Tencor India. Prior to that, from June 2002 to April 2003, Mr. Kirloskar served as Corporate Controller of Atmel Corporation, a designer and manufacturer of semiconductor integrated circuits. Mr. Kirloskar also held various finance positions within KLA-Tencor from 1993 to 1999. Mr. Kirloskar received his bachelor’s degree in commerce from the University of Pune, India and his master’s degree in business administration from the University of Massachusetts Amherst.	50

Name and Position	Principal Occupation of the Executive Officers	Age

Brian M. Martin Executive Vice President, General Counsel & Corporate Secretary	Brian M. Martin joined KLA-Tencor in April 2007 as the Company’s Executive Vice President, General Counsel and Corporate Secretary. Prior to joining KLA-Tencor, Mr. Martin served in senior legal positions at Sun Microsystems, Inc. for ten years, most recently as Vice President, Corporate Law Group, responsible for legal requirements associated with Sun’s corporate securities, mergers, acquisitions and alliances, corporate governance and Sarbanes-Oxley compliance, and litigation management. Mr. Martin also supported Sun’s worldwide sales activities and for several years served as its chief antitrust counsel. Prior to joining Sun, Mr. Martin was in private practice where he had extensive experience in antitrust and intellectual property litigation. Mr. Martin also currently serves on the Board of Directors of Family Supportive Housing. Mr. Martin earned his bachelor’s degree in economics from the University of Rochester and his J.D. from the State University of New York at Buffalo Law School. Mr. Martin serves as an adjunct professor of law at SUNY Buffalo Law School where he designed and teaches a course on the role of in-house counsel.	52

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

As of September 16, 2014, based on our review of filings made with the SEC, we are aware of the following entities being beneficial owners of more than 5% of our Common Stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned(1)

JPMorgan Chase & Co.(2)	17,419,835	10.6%
270 Park Avenue New York, NY 10017

Capital Research Global Investors(3)	13,273,550	8.1%
333 South Hope Street Los Angeles, CA 90071

The Vanguard Group, Inc.(4)	11,491,732	7.0%
100 Vanguard Boulevard Malvern, PA 19355

BlackRock, Inc.(5)	8,937,687	5.4%
40 East 52nd Street New York, NY 10022

PRIMECAP Management Company(6)	8,730,039	5.3%
225 South Lake Avenue #400 Pasadena, CA 91101

(1)	Based on 164,853,761 outstanding shares of our Common Stock as of September 16, 2014.

(2)	All information regarding JPMorgan Chase & Co. (“JPMorgan”) is based solely on information disclosed in an Amendment to Schedule 13G filed by JPMorgan with the SEC on March 7, 2014 as a parent holding company on behalf of JPMorgan and its wholly owned subsidiaries: JPMorgan Chase Bank, National Association; J.P. Morgan Investment Management Inc.; JPMorgan Asset Management (UK) Ltd.; J.P. Morgan Trust Company of Delaware; and JPMorgan Asset Management (Canada) Inc. According to the Schedule 13G/A filing, of the 17,419,835 shares of our Common Stock reported as beneficially owned by JPMorgan as of December 31, 2013, JPMorgan had sole voting power with respect to 16,189,034 shares, had shared voting power with respect to 302,086 shares, had sole dispositive power with respect to 17,093,386 shares and had shared dispositive power with respect to 325,151 shares of our Common Stock reported as beneficially owned by JPMorgan as of that date.

(3)	All information regarding Capital Research Global Investors (“CRGI”) is based solely on information disclosed in an Amendment to Schedule 13G filed by CRGI with the SEC on February 13, 2014. CRGI, a division of Capital Research and Management Company, is deemed to beneficially own 13,273,550 shares of our Common Stock as a result of Capital Research and Management Company acting as investment adviser to various investment companies. According to the Schedule 13G/A filing, CRGI had sole voting power and sole dispositive power with respect to all 13,273,550 shares of our Common Stock reported as beneficially owned by CRGI as of December 31, 2013.

(4)	All information regarding The Vanguard Group, Inc. (“Vanguard”) is based solely on information disclosed in an Amendment to Schedule 13G filed by Vanguard with the SEC on February 11, 2014. According to the Schedule 13G filing, of the 11,491,732 shares of our Common Stock reported as beneficially owned by Vanguard as of December 31, 2013, Vanguard had sole voting power with respect to 270,689 shares, did not have shared voting power with respect to any other shares, had sole dispositive power with respect to 11,235,043 shares and had shared dispositive power with respect to 256,689 shares of our Common Stock reported as beneficially owned by Vanguard as of that date. The 11,491,732 shares of our Common Stock reported as beneficially owned by Vanguard include (a) 212,389 shares beneficially owned by Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, as a result of its serving as investment manager of collective trust accounts, and (b) 102,600 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, as a result of its serving as investment manager of Australian investment offerings.

(5)	All information regarding BlackRock, Inc. (“BlackRock”) is based solely on information disclosed in an Amendment to Schedule 13G filed by BlackRock with the SEC on January 29, 2014. According to the Schedule 13G/A filing, of the 8,937,687 shares of our Common Stock reported as beneficially owned by BlackRock as of December 31, 2013, BlackRock had sole voting power with respect to 7,437,158 shares, did not have shared voting power with respect to any other shares and had sole dispositive power with respect to all 8,937,687 shares of our Common Stock reported as beneficially owned by BlackRock as of that date.

(6)	All information regarding PRIMECAP Management Company (“PRIMECAP”) is based solely on information disclosed in a Schedule 13G filed by PRIMECAP with the SEC on March 7, 2014. According to the Schedule 13G filing, of the 8,730,039 shares of our Common Stock reported as beneficially owned by PRIMECAP as of December 31, 2013, PRIMECAP had sole voting power with respect to 2,429,598 shares, did not have shared voting power with respect to any other shares and had sole dispositive power with respect to all 8,730,039 shares of our Common Stock reported as beneficially owned by PRIMECAP as of that date.

Directors, Nominees and Management

The following table sets forth the beneficial ownership of our Common Stock as of September 16, 2014 by all current Directors, all nominees who are not current Directors, each of the Named Executive Officers set forth in the Summary Compensation Table, and all current Directors and executive officers as a group. Except for shares held in brokerage accounts which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from those accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness. Shares that, as of September 16, 2014, have not yet been issued under outstanding restricted stock units (and that are not scheduled to vest within 60 days after September 16, 2014) due to applicable performance or service-vesting requirements that have not yet been satisfied are not included in the table below but are indicated in footnote 11 to the table:

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Class(1)

Richard P. Wallace(2)(11)	19,660	*

Edward W. Barnholt(3)	49,596	*

Robert T. Bond(4)	26,927	*

Robert M. Calderoni(5)	21,430	*

John T. Dickson(6)	21,831	*

Emiko Higashi(7)	9,725	*

Kevin J. Kennedy(8)	20,681	*

Gary B. Moore	—	—

Robert A. Rango	—	—

Kiran M. Patel(9)	14,348	*

David C. Wang(10)	21,673	*

Bren D. Higgins(11)	3,894	*

Mark P. Dentinger(12)	1,026	*

Bobby R. Bell(11)	29,951	*

Michael D. Kirk(11)	416	*

Virendra A. Kirloskar(11)	297	*

All current Directors and executive officers as a group (14 persons)(13)	242,957	*

*	Less than 1%.

(1)	Based on 164,853,761 outstanding shares of our Common Stock as of September 16, 2014. In addition, shares of our Common Stock subject to options that are presently exercisable or will become exercisable within 60 days after September 16, 2014 and shares of our Common Stock subject to restricted stock units that will vest and become deliverable within 60 days after September 16, 2014 are deemed to be outstanding for the purpose of computing the percentage ownership of the applicable person or entity in this table, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.

(2)	Includes 8,284 outstanding shares of our Common Stock that are held by the Wallace Living Trust u/a/d dated 3/27/01, as amended, of which Mr. Wallace is a trustee and beneficiary.

(3)	Includes (a) 2,784 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 16, 2014 and (b) 39,167 outstanding shares of our Common Stock that are held by The Barnholt Family Trust dated January 8, 1987, of which Mr. Barnholt is a trustee and beneficiary.

(4)	Includes (a) 8,750 shares subject to options which are presently exercisable or will become exercisable within 60 days after September 16, 2014 (including options covering 3,750 of such shares that are scheduled to expire during such 60-day period if not exercised), (b) 1,856 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 16, 2014 and (c) 16,321 outstanding shares of our Common Stock that are held under The Robert T. Bond and Kathleen S. Bond Trust Agreement originally dated January 12, 1984 (as amended and restated to date), a trust of which Mr. Bond is a trustee and beneficiary.

(5)	Includes 1,856 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 16, 2014.

(6)	Includes (a) 1,856 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 16, 2014 and (b) 19,975 outstanding shares of our Common Stock that are held under The Dickson Family Trust Agreement dated October 24, 2006, a trust of which Mr. Dickson is a trustee and beneficiary.

(7)	Includes 1,856 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 16, 2014.

(8)	Includes (a) 1,856 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 16, 2014 and (b) 18,825 outstanding shares of our Common Stock that are held by the Kennedy Family Trust U/A/D 11/19/98, of which Mr. Kennedy is a trustee and beneficiary.

(9)	Includes (a) 1,856 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 16, 2014 and (b) 12,492 outstanding shares of our Common Stock that are held by The Kiran and Jocimara Patel Trust dated October 23, 2008, of which Mr. Patel is a trustee and beneficiary.

(10)	Includes (a) 1,856 shares subject to restricted stock units that will vest and become deliverable within 60 days after September 16, 2014 and (b) 19,817 outstanding shares of our Common Stock that are held by the Darlene Wang Revocable Living Trust dated 2/4/2000, of which (i) Mr. Wang is a trustee and (ii) a member of Mr. Wang’s immediate family is the current beneficiary.

(11)	As of September 16, 2014, the Named Executive Officers listed below each held unvested restricted stock units and performance share awards (which units were not scheduled to vest within 60 days after September 16, 2014 and therefore are not included in the beneficial ownership table above). Each restricted stock unit (including any portion of the currently unearned performance share awards that is ultimately determined to have been earned) will entitle that officer to one share of our Common Stock upon satisfaction of the applicable service vesting (and, where applicable, performance vesting) requirement in effect for that unit.

Name	Number of Shares Subject to Unvested Restricted Stock Units (Including Earned but Unvested Performance Share Awards)	Number of Shares Subject to Unvested Performance Share Awards That Were Unearned as of Sept. 16, 2014 (Stated at Maximum Number of Shares That May Yet Be Earned)
Richard P. Wallace	155,025	169,500
Bren D. Higgins	30,052	24,300
Bobby R. Bell	74,062	48,125
Michael D. Kirk	74,062	48,125
Virendra A. Kirloskar	23,787	15,500

(12)	As previously disclosed, Mr. Dentinger resigned from his positions as Executive Vice President and Chief Financial Officer effective August 8, 2013. The number of shares set forth in this table reflects the number of outstanding shares of our Common Stock held by Mr. Dentinger as reported in the Form 4 most recently filed by or on behalf of Mr. Dentinger with the SEC with respect to our Common Stock, plus a subsequent purchase of 26 shares of our Common Stock by Mr. Dentinger under our Employee Stock Purchase Plan on December 31, 2013.

(13)	Includes (a) options to purchase an aggregate of 8,750 shares of our Common Stock held by the current Directors which are presently exercisable or will become exercisable within 60 days of September 16, 2014 (including options covering 3,750 of such shares that are scheduled to expire during such 60-day period if not exercised) and (b) 15,776 shares subject to restricted stock units held by the current Directors that will vest and become deliverable within 60 days after September 16, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, Board members, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC, and such persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us, we believe that during fiscal year 2014 all of our executive officers, Board members and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION AND OTHER MATTERS

COMPENSATION DISCUSSION AND ANALYSIS

KLA-TENCOR’S EXECUTIVE COMPENSATION PROGRAM AT A GLANCE
Introduction	Named Executive Officers

This “Compensation Discussion and Analysis” section describes KLA-Tencor’s fiscal year 2014 executive compensation program, including the decisions made by the Board and its Compensation Committee during the year, the processes and tools that they used to reach those decisions, and a discussion of the compensation earned by KLA-Tencor’s “Named Executive Officers” (the CEO, all individuals who served as CFO during fiscal year 2014, and the three other most highly compensated executive officers in fiscal year 2014), as presented in the section entitled “Executive Compensation Tables” below.

 Our “Named Executive Officers” for fiscal year 2014 were:

•    Richard P. Wallace, President and CEO

•    Bren D. Higgins, Executive Vice President and CFO[1]

•    Mark P. Dentinger, Former Executive Vice President and CFO[1]

•    Bobby R. Bell, Executive Vice President, Wafer Inspection Group

•    Michael D. Kirk, Executive Vice President, Global Customer Organization and Global Manufacturing Operations

•    Virendra A. Kirloskar, Senior Vice President and Chief Accounting Officer

Compensation Philosophy and Design Principles
Compensation Philosophy	Design Principles
Executive compensation should be designed to:	This philosophy is reflected in the following design principles:

Attract, retain and reward executives who contribute to the overall success of the Company by offering compensation packages that are competitive with those offered by other employers with which we compete for talent.

In addition to a competitive base salary, a substantial portion of the executives’ potential cash compensation is tied to a short-term incentive bonus plan that rewards corporate and individual achievement of challenging performance goals.

Achieve a balance and alignment between (i) performance-based compensation that rewards corporate and individual achievement and stockholder value creation and (ii) compensation that supports our long-term employee retention efforts.

The program typically provides two types of long-term compensation: (i) performance-based awards, which provide additional compensation as a reward for achievement of corporate goals and which, if earned, include service-vesting requirements, and (ii) service-based awards with vesting conditioned only upon continued service, supporting our employee retention efforts. This compensation has historically been in the form of long-term equity awards to incentivize the creation of stockholder value.

Key Pay Practices in Our Executive Compensation Program and Last Year’s “Say on Pay” Vote

Our executive compensation program has been designed to incorporate the following key pay practices:

•

A significant percentage of our Named Executive Officers’ cumulative annual target compensation is in the form of performance-based annual bonuses and performance share awards, tied to challenging metrics that are key to the growth of the Company’s business and promote alignment between executive and stockholder economic interests;

•

We employ different metrics for our cash bonus program (Operating Margin Percentage and corporate balanced scorecard assessment) and our performance shares (free cash flow margin relative to our compensation peer group);

•	All equity awards vest over four years, and our performance shares are tied to a three-year performance period;

•

We prohibit officers, directors and employees from hedging against our stock; only offer “double trigger” change of control benefits; impose stock ownership guidelines on all executive officers and directors; and maintain a “clawback” policy that enables us to recover performance-based compensation in the event of a significant restatement of our financial results;

•	The Compensation Committee retains an independent compensation consultant to advise on our executive compensation program and practices;

•

Executive compensation decisions for Mr. Wallace are made by independent Board members and for all other executive officers by the Compensation Committee, which is comprised of independent Board members; and

•	We hold an annual “say on pay” advisory vote, with over 98.5% of the votes cast at our 2013 annual meeting of stockholders voting “FOR” approval of our Named Executive Officer compensation.

1 Mr. Dentinger resigned from his positions as Executive Vice President and CFO effective August 8, 2013, and Mr. Higgins was appointed as Executive Vice President and CFO effective August 9, 2013.

KLA-TENCOR’S EXECUTIVE COMPENSATION PROGRAM AT A GLANCE (CONTINUED)

Elements of Compensation

Element	Variability	Objective	How Established	FY14 Terms/Outcomes for Named Executive Officers
Base salary (Pages 47 to 48)	Fixed	Provide a competitive fixed component of compensation that, as part of a total cash compensation package, enables us to attract and retain top talent.	Reviewed against executive officer’s skill, experience and responsibilities, and for competitiveness against our compensation peer group.	Salary increase approved for Mr. Higgins in connection with his promotion; no raises for other Named Executive Officers
Short-term incentive plan (cash bonus) (Pages 48 to 52)	Performance- based	Offer a variable cash compensation opportunity based upon the level of achievement of challenging corporate goals, with adjustments based on individual performance.	Target payouts set by measuring total cash compensation against our compensation peer group. Corporate performance targets based on challenging operational goals.	Bonus funding from balanced scorecard and Operating Margin Percentage versus goal was 93.0% of target. Individual performance multipliers ranged from 100 to 120%.
Performance shares (Pages 52 to 54)	Performance- based and value tied to stock price	Align long-term management and stockholder interests and strengthen retention with four-year vesting provisions. Performance-based awards provide opportunity based upon the level of achievement of challenging corporate goals. Service-based awards offer some certainty and create long-term retention.	Target total value of annual awards set using market data (reviewed against our compensation peer group for competitiveness) and the executive officer’s responsibilities, contributions and criticality to ongoing success. Additional service-based awards may be granted when necessary to remain competitive with the marketplace.	Fiscal year 2014 performance share awards tied to three-year Relative Free Cash Flow Margin. Earned shares vest 50% at three years and 50% at four years after grant date.
Restricted stock units (Pages 52 to 55)	Value tied to stock price			Fiscal year 2014 service-based awards vest 25% per year over four years.
Benefit plans (Pages 55 to 56)	Primarily fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness against our compensation peer group.	No changes to fiscal year 2013 program.

Pay-for-Performance

KLA-Tencor’s executive compensation program is structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of Company performance. The following chart illustrates the alignment of KLA-Tencor’s CEO compensation (as reported in our Summary Compensation Table) against our revenues and net income, calculated in accordance with U.S. GAAP, over the past five years (See Pages 45 to 46 for further information regarding our pay-for-performance commitment, structure and results):

Overview: Our Commitment to Pay-for-Performance

The Compensation Committee has structured our executive compensation program to compensate our executive officers for performance and, over the long term, to provide compensation that is market competitive and supports our retention efforts.2

Fiscal Year 2014 Performance

Fiscal year 2014 was a solid year of performance for KLA-Tencor in both absolute and relative terms, fueled by close collaborations with customers and market leadership resulting from our significant investment in next-generation technology development.

Our fiscal year 2014 performance is highlighted by the following achievements:

•

The Company’s new orders exceeded $3.1 billion, the second highest result in the Company’s history, including a record year for orders from our Wafer Inspection Group (and its Wafer Inspection division) and our Films and Scatterometry Technology (FaST) division;

•

The Company’s revenues exceeded $2.9 billion during fiscal year 2014, which was the third highest fiscal year total in the Company’s history. This performance was driven by nearly $1.5 billion in revenues from our Wafer Inspection Group;

•	The Company introduced eight new products during fiscal year 2014, many of which, such as our TeronTM SL650 reticle inspection system, have already achieved significant market acceptance;

•

Because management believes that our long-term success depends on our ability to create advanced technology and products that meet our customers’ needs, we continued our substantial investment in next-generation research and development. Nonetheless, the Company maintained the operational discipline to generate a non-GAAP operating margin percentage[3] (“Operating Margin Percentage”) equal to 27.1% for fiscal year 2014. This result was slightly higher than the prior year’s percentage and considerably higher than the operating margin results of KLA-Tencor’s closest industry peers (such as Applied Materials, Inc., ASML Holding N.V., Lam Research Corporation and Teradyne Inc.) for the equivalent period;

•

The Company continued the steady growth of its service business, generating a Company-record $643 million in revenues in fiscal year 2014. Our service business grew 8% year-over-year and represents a consistent, less cyclical source of revenue; and

2 For purposes of this Compensation Discussion and Analysis section, references to the “Compensation Committee” include the Independent Board Members when discussing determinations of Chief Executive Officer (“CEO”) compensation. The term “Independent Board Members” refers to all of the members of our Board other than our CEO and is the group that, after receiving recommendations regarding our CEO’s compensation from the Compensation Committee, approves all aspects of our CEO’s compensation.

3 For our fiscal year 2014 short-term incentive bonus plan, “operating margin percentage” is calculated for fiscal year 2014 as (a) the Company’s total revenues less total costs and operating expenses, including stock-based compensation charges but excluding expenses related to acquisitions (such as deal-related amortization), restatement and restructuring related items and certain discrete tax items, divided by (b) the Company’s total revenues.

•

The Company generated over $778 million in operating cash flow and returned nearly 70% of that to stockholders in the form of dividends ($299 million, reflecting the dividend increase approved in July 2013) and stock repurchases ($241 million).

Pay-for-Performance

We structure our executive compensation program each year so that a meaningful percentage of compensation is tied to the achievement of objectives that, at the time they are established, are considered challenging in light of anticipated market conditions.

Short-Term Incentive Bonus Plan:

We use Operating Margin Percentage as a key performance metric in our cash bonus plan as we believe that it reflects a number of important competitive and business elements such as product acceptance, market share and cost discipline and is therefore a very good barometer of our overall performance. Payouts under our cash bonus plan are also determined in part by a “balanced scorecard” rating awarded by the Compensation Committee, which is designed to measure the progress of the Company based on financial and non-financial metrics related to operational excellence, customer focus, growth and talent management, as well as individual performance multipliers that are assigned to each executive based on his or her contributions.

The payout formula under our fiscal year 2014 cash bonus plan was structured as follows:

Our fiscal year 2014 annual short-term incentive bonus plan was structured to pay out 100% of each executive’s target bonus amount if the Company successfully achieved its target level of performance. The Compensation Committee set the target Operating Margin Percentage at 26.0%, a level that it believed was challenging to achieve based on the Company’s performance in fiscal year 2013 (26.6%) and our outlook for fiscal year 2014 at the time the program was established. Our fiscal year 2014 Operating Margin Percentage was 27.1%, a level that exceeded the target and the performance of all of our closest industry peers. With respect to the balanced scorecard assessment, a scale of 1 to 5 is used, with “1” corresponding to “opportunity for improvement,” and “5” corresponding to “exceptional.” The Compensation Committee awarded the Company a balanced scorecard rating of “3” (“primarily meets expectations”), based on its assessment of the Company’s overall performance against its strategic goals during the fiscal year. That combination resulted in a funding, before individual multipliers, of 93.0% of target bonuses under the fiscal year 2014 executive cash bonus plan.

Long-Term Incentives – Performance Shares:

The Named Executive Officers’ fiscal year 2014 performance share awards are tied to the Company’s three-year free cash flow margin relative to its 28 compensation peer group companies. The Company’s free cash flow margin for fiscal years 2014, 2015 and 2016 will be calculated as the Company’s cumulative free cash flow (cash flow provided by operations, less capital expenditures), divided by cumulative revenues (“Relative Free Cash Flow Margin”), and that number will be compared against each company in the Company’s compensation peer group for the 12-quarter period ending on or before June 30, 2016. A determination will be made after the end of fiscal year 2016, based on the Company’s percentile performance against its compensation peer group, regarding the percentage of the fiscal year 2014 performance shares that have been earned.

Performance-Focused Structure and Results:

To illustrate our pay-for-performance philosophy, the following charts reflect the portion of our Named Executive Officers’ actual fiscal year 2014 compensation represented by each of the major elements of our compensation program4:

CEO Pay Mix – Fiscal Year 2014 (Actual)	All Other NEOs Pay Mix – Fiscal Year 2014 (Actual)

Investor Outreach and Recent Changes to Our Executive Compensation Program

Investor feedback is very important to us as we annually develop our executive compensation program. Company management regularly engages in discussions with our stockholders, including teleconferences and face-to-face meetings, in order to solicit input from investors regarding our executive compensation practices and business strategies.

We also consider the results of our stockholder “say on pay” advisory vote when structuring our executive compensation program. At our 2013 annual meeting of stockholders, approximately 98.5% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation.

4 For purposes of the charts below, (a) the fiscal year 2014 short-term incentive bonus amounts are included at the actual amount earned for the year, (b) the fiscal year 2014 performance share awards are included at their target grant date fair value (i.e., not their maximum earnable amount), assuming that such awards will be earned at target, and (c) the fiscal year 2014 service-based restricted stock units are included at their grant date fair value. Mr. Dentinger’s compensation is excluded from these charts, as he resigned from his executive positions with the Company in August 2013 and was therefore not eligible to receive equity awards or an incentive bonus under our fiscal year 2014 executive compensation program.

As previously reported, we made a number of significant changes when developing our fiscal year 2013 compensation program after considering investor feedback, as well as commentary issued by various institutional advisors and trends in the marketplace, and these features were retained in our fiscal year 2014 program, including:

•

The use of a cash-based (instead of equity-based) long-term incentive program for many employees. Our Named Executive officers do not participate in this program, but it has had the effect of significantly reducing our overall share usage. During fiscal year 2014, we issued restricted stock units and performance shares covering up to 700,000 shares of our Common Stock, compared to 2,300,000 shares during fiscal year 2012 (the year before we first adopted the cash-based program described above);

•

The adoption of a group of 28 compensation peer group companies in the semiconductor sector whose compensation practices are reviewed in developing and evaluating our executive compensation program, to better reflect the compensation levels, practices and programs offered by the broad range of companies with which we compete for talent;

•

For our performance shares, the implementation of a three-year performance period tied to our Relative Free Cash Flow Margin compared to our expanded compensation peer group. Any performance shares that become eligible to vest, based on the Company’s achievement of the applicable performance goals, will vest in two equal installments on the third and fourth anniversaries of the award grant date (subject to the executive’s continued employment through the applicable vesting date); and

•	The use of service-based restricted stock units that will vest 25% per year over four years (subject to the executive’s continued employment through the applicable vesting date).

We believe these program features strengthen the important connection between pay and performance that has been a feature of KLA-Tencor’s historical compensation structure, while also being responsive to investor feedback.

Elements of Executive Compensation

The primary elements of our executive compensation program are base salary, an annual short-term incentive bonus plan and long-term incentives.

Base Salary:

Element	Variability	Objective	How Established	FY14 Terms/ Outcomes for Named Executive Officers
Base salary	Fixed	Provide a competitive fixed component of compensation that, as part of a total cash compensation package, enables us to attract and retain top talent.	Reviewed against executive officer’s skill, experience and responsibilities, and for competitiveness against our compensation peer group.	Salary increase approved for Mr. Higgins in connection with his promotion; no raises for other Named Executive Officers

The Compensation Committee annually reviews the base salaries of the executive officers as part of its overall compensation review, and considers the competitive market analysis of the Company’s compensation peer group companies each year in determining whether to make an adjustment to the base salary for each Named Executive Officer.

For fiscal year 2014, the Compensation Committee approved the base salaries set forth in the table below, which remained unchanged from fiscal year 2013 (other than with respect to Mr. Higgins). Mr. Higgins’ base salary was increased in connection with his promotion to the position of Executive Vice President and Chief Financial Officer in August 2013, in order to ensure that his total cash compensation opportunity remained competitive with similarly situated officers of the Company’s compensation peer group companies and appropriately reflected his new role and responsibilities.

Name and Principal Position	Annual Base Salary Rate Approved for Fiscal Year 2014 ($)	Year-Over-Year Percentage Increase Represented by the Fiscal Year 2014 Base Salary
Richard P. Wallace President & Chief Executive Officer	900,000	0%
Bren D. Higgins Executive Vice President & Chief Financial Officer	350,000	45.8%
Mark P. Dentinger Former Executive Vice President & Chief Financial Officer	400,000	0%
Bobby R. Bell Executive Vice President, Wafer Inspection Group	440,000	0%
Michael D. Kirk Executive Vice President, Global Customer Organization and Global Manufacturing Operations	440,000	0%
Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	280,800	0%

Short-Term Incentive Bonus Plan:

Element	Variability	Objective	How Established	FY14 Terms/Outcomes for Named Executive Officers
Short-term incentive plan (cash bonus)	Performance-based	Offer a variable cash compensation opportunity based upon the level of achievement of challenging corporate goals, with adjustments based on individual performance.	Target payouts set by measuring total cash compensation against our compensation peer group. Corporate performance targets based on challenging operational goals.	Bonus funding from balanced scorecard and Operating Margin Percentage versus goal was 93.0% of target. Individual performance multipliers ranged from 100 to 120%.

Fiscal Year 2014 Executive Incentive Plan:

Our Executive Incentive Plan (the “Bonus Plan”) provides the Named Executive Officers with an opportunity to earn annual performance-based cash compensation based on the Company’s achievement of key financial and strategic Company goals as well as individual performance.

Under the fiscal year 2014 Bonus Plan, the Company was required to achieve a threshold level of Operating Margin Percentage in order for the plan to be funded.5 Upon achievement of that threshold level, a participant’s actual bonus amount then is determined based upon a bonus payout grid, with Operating Margin Percentage as the variable along one axis and, on the other axis, the score awarded to the Company by the Compensation Committee based upon its assessment of the Company’s performance as measured against a defined “balanced scorecard.”

The balanced scorecard takes into account the Company’s strategic objectives of operational excellence, customer focus, growth and talent management (each of which is addressed in more detail below), and applies scores for the Company’s performance against a variety of specific goals within each of those variables. The use of the balanced scorecard is designed to ensure that the quality of the Company’s operating results is high and that those results support the sustainability of the Company’s business model. The scorecard is tracked throughout the year by the Compensation Committee, and then formally reviewed by the Compensation Committee and the Board following the conclusion of the fiscal year for assessment as to the Company’s success in achieving its annual strategic goals.

For fiscal year 2014, the goals and objectives were set at levels that the Compensation Committee believed would be challenging to achieve based on historical and anticipated performance and the then-prevailing macroeconomic conditions. While many of the metrics are quantitative in nature, some are qualitative and therefore introduce a degree of judgment into the bonus determination process. We believe that the balanced scorecard’s use of broad measures of financial and strategic success closely aligns the interests of our executive officers with those of our stockholders. This structure of using both Operating Margin Percentage and the balanced scorecard is intended to ensure that bonus payouts not only reflect the Company’s achievement of specific levels of Operating Margin Percentage, but also the level of management performance necessary to continue to achieve those results over the long term.

5 The satisfaction of this pre-determined threshold level of Operating Margin Percentage would trigger full funding of the Bonus Plan, and of each participant’s maximum potential bonus opportunity, for purposes of Section 162(m) of the Internal Revenue Code.

The fiscal year 2014 Bonus Plan was structured so that, for each level of Operating Margin Percentage performance, the maximum payout would be reasonable relative to the Company’s financial results. The following examples highlight the possible funding levels at different levels of Company performance, before applying individual multipliers:

Level of Operating Margin Percentage	Funding Level Details
Less than 8.0%	• No payouts would be made under the fiscal year 2014 Bonus Plan if the Company achieved an Operating Margin Percentage of less than 8.0%

8.0% (Threshold)	• Maximum bonus funding level equal to 29% of the executive officers’ target bonuses, only achievable if the Compensation Committee awarded the Company a balanced scorecard score of 5 (“exceptional”)

26.0% (Target)

•     Target level of Operating Margin Percentage of 26.0% would have considerably exceeded the operating margin performance for each of the Company’s closest industry peers for the 12-month period preceding the time when the Compensation Committee established the target

•     Maximum bonus funding level equal to 145% of the executive officers’ target bonuses, only achievable if the Compensation Committee awarded the Company a balanced scorecard score of 5

•     The fiscal year 2014 Bonus Plan would have funded at 100% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 3+

40.0%

•     Operating Margin Percentage of 40.0% would have surpassed the Company’s single fiscal year record

•     Maximum bonus funding level equal to 300% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 3 (“primarily meets expectations”) or above

•     Minimum bonus funding level equal to 137% of the executive officers’ target bonuses if the Compensation Committee awarded the Company a balanced scorecard score of 1 (“opportunity for improvement”)

In addition, the Compensation Committee retained the discretion to adjust the actual bonus amount to between 80% and 120% of the amount otherwise payable to an executive pursuant to the payout grid described above, with reference to the CEO’s recommendation regarding the executive’s individual performance for fiscal year 2014. In no event, however, can a participant in the Bonus Plan receive a bonus under that plan equal to more than 300% of the participant’s target bonus.

Following the completion of fiscal year 2014, the Compensation Committee reviewed the Company’s performance against the primary strategic objectives set forth in the fiscal year 2014 balanced scorecard – Operational Excellence, Customer Focus, Growth and Talent Management – which were assessed as follows:

Operational Excellence

The Compensation Committee considered the Company’s performance against its operational plan of record, management of fixed costs, business model performance, management of assets and key product distribution metrics. In doing so, the Compensation Committee reviewed the Company’s order levels, new product introductions, expense fluctuations across different operations, inventory levels, and strong improvement in cycle times and on-time delivery.

Customer Focus

The Compensation Committee assessed the Company’s success in terms of market share, customer satisfaction, product differentiation and customer collaboration. This process included a review of the Company’s market position across multiple divisions, competitive environment, feedback and recognition from customers, and next-generation product and technology collaboration efforts.

Growth

The Compensation Committee reviewed the Company’s absolute and relative growth, its rate of product adoption, its inorganic growth efforts and alliance projects, and its positioning for future growth. As part of this review, the Compensation Committee considered the Company’s year-over-year relative revenue growth (a 3% increase) as compared to the relevant market context. The Compensation Committee also reviewed the Company’s inspection and metrology product orders and adoption rates, active joint development programs, and performance in ancillary markets.

Talent Management

The Compensation Committee assessed the Company’s success in acquiring, developing and retaining top talent, as well as demonstrating solid employee engagement. This assessment included a review of the Company’s turnover (overall and in top talent), early career hiring, results from the Company’s annual employee engagement survey and launch of a training module for our service organization.

The Company’s fiscal year 2014 Operating Margin Percentage equaled 27.1%, representing 104% of the Company’s target Operating Margin Percentage of 26.0%. Based on the Compensation Committee’s assessment of the Company’s overall performance and the factors discussed above, the Compensation Committee awarded the Company a balanced scorecard score of 3 (“primarily meets expectations”). As a result, the payouts under the fiscal year 2014 Bonus Plan were 93.0% of the participants’ target bonus amounts, before adjusting for individual performance.

The Bonus Plan also contains an element of individual performance assessment. The Compensation Committee retains the discretion to increase or decrease each executive officer’s bonus amount based on the officer’s individual performance by applying an “individual performance multiplier” of between 80% and 120%. Following the completion of fiscal year 2014, the Compensation Committee conducted a performance assessment of each executive officer, with input from Mr. Wallace (except with respect to his own compensation), based on the executive officer’s leadership skills, experience and performance, and established the individual performance multipliers for the Named Executive Officers set forth in the table below.

The following table presents each Named Executive Officer’s target bonus (as a percentage of base salary and in dollars, based on actual salary paid during the year), as well as the bonus payout multiple generated by the fiscal year 2014 Bonus Plan’s payout grid based on the Company’s performance, the individual performance multiplier assigned to the Named Executive Officer and the actual bonus amount paid to the officer:

Name and Principal Position	Officer’s Target Bonus Award Under Bonus Plan (as a Percentage of Base Salary Paid During FY14)(1)	Officer’s Target Bonus Award Under FY14 Bonus Plan ($)	Payout Multiple Based on Company Performance (Operating Margin Percentage and Balanced Scorecard)	Individual Performance Multiplier Assigned by Compensation Committee for FY14	Actual Bonus Payout Under Fiscal Year 2014 Bonus Plan ($)
Richard P. Wallace President & Chief Executive Officer	135%	1,215,000	93.0%	110%	1,242,945
Bren D. Higgins Executive Vice President & Chief Financial Officer	75%	246,635	93.0%	100%	229,370
Mark P. Dentinger(2) Former Executive Vice President & Chief Financial Officer	75%	300,000	N/A	N/A	—
Bobby R. Bell Executive Vice President, Wafer Inspection Group	90%	396,000	93.0%	120%	441,936
Michael D. Kirk Executive Vice President, Global Customer Organization and Global Manufacturing Operations	90%	396,000	93.0%	110%	405,108
Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	65%	182,520	93.0%	100%	169,744

(1)	The amounts in this column represent the applicable Named Executive Officer’s fiscal year 2014 full target bonus (stated as a percentage of the officer’s base salary). Under the fiscal year 2014 Bonus Plan, this percentage, when multiplied by (a) the payout percentage determined by the plan’s bonus payout grid based on the Company’s performance and (b) the Named Executive Officer’s individual performance multiplier assigned by the Compensation Committee based on the officer’s performance, generated the officer’s actual bonus payment amount (stated as a percentage of the officer’s base salary).

(2)	Mr. Dentinger resigned from his positions as Executive Vice President and CFO effective August 8, 2013 and continued to serve as a Senior Advisor to the Company through December 31, 2013. Due to the timing of his departure, Mr. Dentinger was not eligible to receive a bonus payment under the fiscal year 2014 Bonus Plan.

Long-Term Incentives:

Element	Variability	Objective	How Established	FY14 Terms/Outcomes for Named Executive Officers
Performance shares	Performance- based and value tied to stock price	Align long-term management and stockholder interests and strengthen retention with four-year vesting provisions. Performance-based awards provide opportunity based upon the level of achievement of challenging corporate goals. Service-based awards offer some certainty and create long-term retention.	Target total value of annual awards set using market data (reviewed against our compensation peer group for competitiveness) and the executive officer’s responsibilities, contributions and criticality to ongoing success. Additional service-based awards may be granted when necessary to remain competitive with the marketplace.	Fiscal year 2014 performance share awards tied to three-year Relative Free Cash Flow Margin. Earned shares vest 50% at three years and 50% at four years after grant date.
Restricted stock units	Value tied to stock price			Fiscal year 2014 service-based awards vest 25% per year over four years.

The purpose of the long-term incentive component of our executive compensation program is to align management and stockholder long-term interests, provide a meaningful incentive for recipients to build stockholder value and strengthen retention through service-based and performance-based awards with four-year vesting provisions. The long-term incentives offered by the Company have historically been in the form of equity awards. Since fiscal year 2007, our executive officers’ long-term incentive awards have been comprised entirely of performance shares and restricted stock units.

Because our fiscal year 2012 performance shares were tied to a two-year performance period (fiscal years 2012 and 2013) and our fiscal year 2013 and 2014 performance shares are tied to three-year performance periods, no determinations were made following the conclusion of fiscal year 2014 regarding the level of achievement of any outstanding performance shares.

Annual Equity Grants for Fiscal Year 2014:

The size of each Named Executive Officer’s annual equity award represents the target equity value that the Compensation Committee aims to deliver to the executive officer as part of his total target annual compensation. In setting the target equity value for each Named Executive Officer’s annual equity award, the Compensation Committee referred to the data and factors described under the section entitled “Compensation Committee Decision Making – Approval Procedures Overview and Market Data” below. Each Named Executive Officer’s fiscal year 2014 annual award was divided into two equally sized grants (based on target equity value): a performance share award and a restricted stock unit award with vesting tied solely to continued service. The following table highlights the key terms of the fiscal year 2014 awards:

Type of Award	Performance Metric	Performance Period	Vesting Schedule(1)

Performance Share Awards	Relative Free Cash Flow Margin versus the expanded compensation peer group	Three years	50% vests three years after grant; 50% vests four years after grant

Restricted Stock Units (Service-Based Only)	N/A	N/A	25% vests on each of the first four anniversaries of the grant date

(1)	In each case, vesting is subject to the Named Executive Officer’s continued employment through the applicable vesting date.

The Relative Free Cash Flow Margin metric compares the Company’s free cash flow margin (cash flow from operations less capital expenditures, as a percentage of revenues) versus the free cash flow margin of the Company’s compensation peer group companies. We believe that the Relative Free Cash Flow Margin metric is a key measure of our long-term performance and stockholder value creation. Our ability to generate cash from operations is essential to fund the expansive research and development efforts that are instrumental to our long-term success, as well as our efforts to return cash to stockholders. The relative nature of the metric ensures that the Company’s performance must compare favorably to our compensation peer group companies for shares to be earned.

The following examples highlight the possible payouts under the fiscal year 2014 performance share awards at different levels of Company performance:

Level of Relative Free Cash Flow Margin Performance	Performance Share Payout Details
Less than 30th percentile	• No shares will be eligible to vest under the fiscal year 2014 performance shares if the Company achieves a Relative Free Cash Flow Margin below the 30th percentile
30th percentile (Threshold)	• 25% of the target number of shares achievable under each award will become eligible to vest if the Company achieves a Relative Free Cash Flow Margin equal to the 30th percentile
55th percentile (Target)

•  Target performance level will require strong performance relative to the Company’s compensation peer group and is therefore considered challenging

•  100% of the target number of shares achievable under each award will become eligible to vest if the Company achieves a Relative Free Cash Flow Margin equal to the 55th percentile

75th percentile or above	• 125% of the target number of shares achievable under each award will become eligible to vest if the Company achieves a Relative Free Cash Flow Margin equal to the 75th percentile or above

Payouts will be interpolated if actual results fall between two of the defined percentile measurement points above.

The following table sets forth the minimum, target and maximum shares achievable by each Named Executive Officer with respect to the performance share and restricted stock unit awards comprising such officer’s annual equity award for fiscal year 2014:

Name and Principal Position	Type of Grant	Minimum Shares	Target Shares	Maximum Shares
Richard P. Wallace President & Chief Executive Officer	Annual Grant (Performance)(1) Annual Grant (Service-Based Only)	0 44,500	44,500 44,500	55,625 44,500
Bren D. Higgins Executive Vice President & Chief Financial Officer	Annual Grant (Performance)(1) Annual Grant (Service-Based Only)	0 7,150	7,150 7,150	8,938 7,150
Mark P. Dentinger(2) Former Executive Vice President & Chief Financial Officer	N/A	—	—	—
Bobby R. Bell Executive Vice President, Wafer Inspection Group	Annual Grant (Performance)(1) Annual Grant (Service-Based Only)	0 13,350	13,350 13,350	16,688 13,350
Michael D. Kirk Executive Vice President, Global Customer Organization and Global Manufacturing Operations	Annual Grant (Performance)(1) Annual Grant (Service-Based Only)	0 13,350	13,350 13,350	16,688 13,350
Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	Annual Grant (Performance)(1) Annual Grant (Service-Based Only)	0 4,050	4,050 4,050	5,063 4,050

(1)	The determination regarding the extent to which the fiscal year 2014 performance share awards are earned and become eligible for vesting will be made by the Compensation Committee following the completion of fiscal year 2016.

(2)	Mr. Dentinger resigned from his positions as Executive Vice President and CFO effective August 8, 2013. The Compensation Committee was aware of the timing of Mr. Dentinger’s resignation at the time that the fiscal year 2014 awards were approved and therefore did not grant any restricted stock units or performance shares to Mr. Dentinger during fiscal year 2014.

Supplemental Equity Grants in Fiscal Year 2014:

From time to time, the Compensation Committee may take action to adjust an executive officer’s target compensation opportunities in connection with a change to the officer’s role and responsibilities, to respond to changes in the marketplace or to ensure that our executive compensation opportunities remain competitive. Consistent with that process, the Compensation Committee awarded supplemental equity grants (in the form of service-based restricted stock units) to two of our Named Executive Officers during fiscal year 2014 in response to organizational changes within the Company’s Finance department, in addition to the annual equity awards described above, as set forth in the following table:

Name and Principal Position	Grant Date	Number of Shares	Vesting Schedule
Bren D. Higgins Executive Vice President and Chief Financial Officer	8/6/2013	10,000	50% vests two years after grant; 50% vests four years after grant
Virendra A. Kirloskar Senior Vice President and Chief Accounting Officer	8/6/2013	8,000	50% vests two years after grant; 50% vests four years after grant

Perquisites and Other Compensation

Element	Variability	Objective	How Established	FY14 Terms/ Outcomes for Named Executive Officers
Benefit plans	Primarily fixed	Provide competitive employee benefits. We do not view this as a significant component of our executive compensation program.	Reviewed for competitiveness against our compensation peer group.	No changes to fiscal year 2013 program.

We make only nominal use of perquisites in compensating our executive officers. All of our executive officers are entitled to receive Company-provided professional financial services. These services include tax planning, preparation and filing, as well as financial and estate planning services, up to a maximum cost of $20,000 per calendar year, and are provided in order to allow our executive officers to devote their fullest attention to our business and to help ensure that their tax returns comply with IRS requirements.

In addition, our executive officers are eligible to participate in our 401(k) plan (including a Company matching contribution on employee 401(k) plan contributions) and the other employee benefit plans sponsored by us on the same terms and conditions that are available to all other Company employees.

Severance Benefits and Change of Control Agreements

We currently have two plans that provide certain compensation and benefits in the event that a participant’s employment with the Company terminates under certain defined circumstances: our Executive Severance Plan, adopted in 2006 (the “Original Severance Plan”), and our 2010 Executive Severance Plan (the “2010 Severance Plan”). During fiscal year 2014, Messrs. Wallace and Dentinger6 were participants under the Original Severance Plan, and Messrs. Higgins, Bell, Kirk and Kirloskar were participants under the 2010 Severance Plan. For further information, please see the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

6 Mr. Dentinger resigned from his positions as Executive Vice President and Chief Financial Officer effective August 8, 2013 and acknowledged that he was forgoing any benefits under the Original Severance Plan in connection with his resignation.

We believe that the Original Severance Plan and the 2010 Severance Plan are important for the long-term retention of our senior executives and enhance their commitment to the attainment of our strategic objectives. The benefits provided under our severance plans will allow the participating executives to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situation during periods when substantial disruptions and distractions might otherwise prevail. We believe that the benefits provided under our severance plans are fair and reasonable in light of the level of dedication and commitment the participating executive officers have rendered the Company, the contribution they have made to our growth and financial success and the value that we expect to receive from retaining their services, including during challenging transition periods in connection with a change of control.

Deferred Compensation

We maintain an Executive Deferred Savings Plan, a nonqualified deferred compensation plan, which enables eligible employees to defer all or a portion of certain components of their compensation, with no Company match. For further information, please see the section of this Proxy Statement entitled “Nonqualified Deferred Compensation.” We do not provide any defined benefit pension benefits or any other retirement benefits to Named Executive Officers, other than the 401(k) plan available to all of our employees and the executive retiree medical program described below.

Executive Retiree Medical Program

KLA-Tencor has established a retiree medical program to offer continued health benefits to certain current senior executive officers, although none are eligible to participate at this time. To be eligible, an executive must be at least 55 years old with ten years of service with the Company, and must be in good standing with us at the time of retirement. Eligible executives are entitled to participate until age 65 and must pay the full cost of the premium. Participation in this program is limited to the Company’s Section 16 executive officers as of February 2011. As of June 30, 2014, the only Named Executive Officers potentially eligible to participate in this program were Messrs. Wallace, Bell and Kirloskar. No future participants (other than the current participants, to the extent they eventually become eligible to participate in the program) are allowed into the program.

Stock Ownership Guidelines; Policy Regarding Hedging

In November 2008, our Board of Directors adopted revised stock ownership guidelines applicable to our executive officers. Under that policy, our executives are expected to own KLA-Tencor Common Stock having a minimum value, denominated as a multiple of their annual base salaries, as follows:

Title	Shares
CEO	Value of at least four times annual base salary
EVP/SVP	Value of at least two times annual base salary

Unexercised options and unearned performance shares or units do not count for purposes of measuring compliance with the ownership guidelines. The value of unvested restricted stock units (including performance shares for which the performance-based vesting criteria have been achieved but the service-based vesting criteria have not yet been satisfied) is included in measuring compliance. Each executive officer, once he or she has served in a position listed above for at least four years, is expected to comply with these guidelines. With respect to our Chief Executive Officer, the Compensation Committee conducts an annual review to assess compliance with the guidelines. Vice Presidents’ compliance is evaluated by the Chief Executive Officer. As of the Record Date, each of our Named Executive Officers was in compliance with this stock ownership requirement.

Under our Policy on Insider Trading and Unauthorized Disclosures, our Directors and employees (including our Named Executive Officers) are not permitted to engage in short sales of the Company’s securities or any hedging or derivative securities transactions relating to the Company’s securities.

Compensation Committee Decision Making – Approval Procedures Overview and Market Data

The Compensation Committee takes a broad-based approach in evaluating and making decisions with respect to executive compensation. The charter of the Compensation Committee gives the Committee full authority for determining the compensation of our executive officers, other than the Chief Executive Officer, for whom the Committee makes recommendations to the Independent Board Members for approval.

Advisor to the Compensation Committee

The Compensation Committee retains Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent compensation consultant, to provide the Committee with independent, objective analysis and advice on executive compensation matters. Semler Brossy reports directly to the Chair of the Compensation Committee and performs no other work for the Company.

Semler Brossy generally attends all meetings of the Compensation Committee in which evaluations of the effectiveness of overall executive compensation programs are conducted or in which compensation for executive officers is analyzed or approved. During fiscal year 2014, Semler Brossy’s duties included providing the Compensation Committee with relevant market and industry data and analysis, as well as preparing and reviewing materials for the Compensation Committee’s meetings. In fulfilling these duties, Semler Brossy met, as needed and at the direction of the Compensation Committee, with our Chief Executive Officer, Senior Vice President of Human Resources and other members of our Human Resources department.

Semler Brossy provided the Compensation Committee with a report covering factors specified in SEC rules regarding potential conflicts of interest arising from the consultant’s work. Based on the report and discussions with Semler Brossy, the Compensation Committee determined that the work of Semler Brossy in fiscal year 2014 did not raise any conflicts of interest.

Approval Procedures

During multiple meetings (both with and without Company management present) and with the assistance of Semler Brossy, the Compensation Committee engaged in extensive deliberation in developing the fiscal year 2014 executive compensation program, seeking to establish compensation packages and target performance levels aimed at rewarding strong financial performance and long-term success of the Company. The Committee’s deliberations for all executive officers took into account a broad range of market data (described below), individual performance reviews and total compensation reports for each officer, the cyclical nature of our business, internally appropriate levels and targets relative to the officer’s role, and initial package recommendations from Semler Brossy and management. With regard to our Bonus Plan and performance shares, the proposed financial metrics and payout percentage recommendations were developed by Company management and approved by the Compensation Committee, with review and guidance from Semler Brossy.

With respect to the Chief Executive Officer’s compensation, the Compensation Committee considered a performance review conducted by the Independent Board Members and recommendations prepared by Semler Brossy. Following extensive deliberation, the Compensation Committee recommended Mr. Wallace’s proposed fiscal year 2014 target compensation opportunities to the Independent Board Members. The Independent Board Members then discussed and, in August 2013, approved Mr. Wallace’s fiscal year 2014 target compensation opportunities as recommended. Mr. Wallace was not present and did not participate in the discussions regarding his own compensation.

For the other Named Executive Officers, the Compensation Committee, after considering the performance reviews and recommendations of Mr. Wallace, as well as extensive comparative compensation data provided by Semler Brossy, approved the target compensation opportunities for the other Named Executive Officers in August 2013.

In each case, when establishing each element of compensation and the overall target compensation opportunities for the Named Executive Officers, the Compensation Committee and the Independent Board Members exercised their judgment based upon the data provided, and no specific formula was applied to determine the weight of each data point.

Market Data

Our ability to continue to attract and retain outstanding contributors, including our core executive team, is essential to our continuing success. Therefore, the Compensation Committee reviews a number of different data sources (including the Company’s compensation peer group and broader market data) to assess whether we are offering compensation opportunities that are competitive with those offered by other employers seeking to attract the same talented individuals.

For our fiscal year 2014 program, the Compensation Committee used a compensation peer group of 28 companies to develop and assess our compensation program. The compensation peer group is comprised of U.S. publicly traded companies in the semiconductor and semiconductor equipment industries that, when the peer group was being formed in early calendar year 2012, had 0.3x to 3x the Company’s trailing four-quarter revenues and 0.2x to 3x the Company’s 200-day average market capitalization value, with the addition of Applied Materials, Inc. due to its position as a direct competitor of the Company.

Below is the list of compensation peer group companies used in developing our fiscal year 2014 program:

• Advanced Micro Devices Inc.

• Altera Corp.

• Analog Devices Inc.

• Applied Materials Inc.

• Atmel Corp.

• Broadcom Corp.

• Cree Inc.

• Cypress Semiconductor Corp.

• Fairchild Semiconductor International Inc.

• First Solar Inc.

• Freescale Semiconductor Ltd.

• GT Advanced Technologies Inc.

• International Rectifier Corp.

• Lam Research Corp.

• Linear Technology Corp.

• LSI Corp.

• Maxim Integrated Products Inc.

• MEMC Electronic Materials Inc. (now SunEdison, Inc.)

• Microchip Technology Inc.

• Micron Technology Inc.

• NVIDIA Corp.

• Omnivision Technologies Inc.

• ON Semiconductor Corp.

• Skyworks Solutions Inc.

• SunPower Corp.

• Teradyne Inc.

• Veeco Instruments Inc.

• Xilinx Inc.

The Compensation Committee periodically reviews, and as appropriate may approve changes to, the list. The Compensation Committee made several updates to the compensation peer group while developing our fiscal year 2015 compensation program, and these updates will be highlighted in next year’s Proxy Statement.

While developing our fiscal year 2014 program, the Compensation Committee reviewed information developed by Semler Brossy regarding the compensation levels, programs and practices of our compensation peer group to obtain comparative data and identify compensation trends and practices.

Though the Compensation Committee referred to percentile data in its analysis, as well as allocations between annual and long-term compensation, the Compensation Committee did not employ specific equations for determining compensation amounts based on such data. Rather, the Compensation Committee’s emphasis was on establishing compensation packages for the executive officers that would be competitive with those offered by other employers, appropriately reflect each executive officer’s skill set and experience, and encourage retention of top performers.

Tax Considerations

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows an income tax deduction to publicly-traded companies for compensation paid to the Chief Executive Officer and the three other highest paid executive officers (other than the Chief Financial Officer) for compensation that exceeds $1.0 million per officer in any taxable year, unless the compensation qualifies as “performance-based compensation” within the meaning of Section 162(m). Our 2004 Equity Incentive Plan (the “2004 Plan”) is structured to allow the Compensation Committee the ability to approve awards under the 2004 Plan to these executive officers that could qualify as performance-based compensation under Section 162(m).

Our Bonus Plan is a cash bonus plan structured in a manner to allow us to qualify all or part of the compensation earned under that plan as performance-based compensation under Section 162(m) and take a corporate income tax deduction for all amounts paid thereunder.

Notwithstanding the design of the 2004 Plan and the Bonus Plan, the Compensation Committee retains the discretion to determine whether to grant awards under our 2004 Plan or our Bonus Plan that qualify as performance-based compensation under Section 162(m). The Compensation Committee believes that the potential deductibility of the compensation payable under our executive compensation program should be only one of a number of relevant factors taken into consideration when establishing the program, and not the sole or primary factor. We may from time to time pay compensation or grant equity awards to our executive officers that may not be deductible when, for example, we believe that such compensation is appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and/or the executive officer’s performance.

Clawback Policy

We maintain a clawback policy, which is set forth in the Compensation Committee’s charter. This policy provides that in the event of a significant restatement of financial results resulting from fraud, misconduct, material non-compliance or material errors, the Compensation Committee may direct that the Company recover all or a portion of performance-based compensation, including bonuses and long-term incentive awards, made to executive officers during the restatement period. This direction may be made by the Compensation Committee in its sole discretion, as long as the committee is acting in good faith and in compliance with applicable laws. The policy states that the amount to be recovered from an executive officer will be the amount by which the performance-based compensation exceeded the amount that would have been payable to the executive officer had the financial statements been initially filed as restated. However, the Compensation Committee has the discretion to direct the Company to recover any different amount (including the entire award) that the committee may determine. In addition, the Compensation Committee may, in its discretion, recover different amounts from different executive officers on any basis as the committee deems appropriate and, to the extent it determines to seek any such recovery, has full discretion regarding the form of such recovery. More information regarding this policy is contained in the Compensation Committee’s charter, which is available on our Investor Relations website at http://ir.kla-tencor.com.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that KLA-Tencor specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on that review and its discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Kevin J. Kennedy, Chairman

Edward W. Barnholt

John T. Dickson

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 2014, 2013 and 2012 by our Chief Executive Officer, all individuals who served as Chief Financial Officer during fiscal year 2014 and our three other most highly compensated executive officers in fiscal year 2014 who were serving as executive officers as of June 30, 2014. No other executive officers who would have otherwise been includable in such table on the basis of their compensation for the fiscal year ended June 30, 2014 have been excluded by reason of their termination of employment or change in executive status during that year. Neither Mr. Higgins nor Mr. Kirk served as an executive officer of the Company during any part of the fiscal years ended June 30, 2013 or June 30, 2012; therefore, their compensation information for those fiscal years is not included in the following table. The individuals named in the table below are referred to as our “Named Executive Officers.”

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)		(e)	(f)	(g)	(h)
Richard P. Wallace President & Chief Executive Officer	2014	900,000	4,721,617	(6)	1,242,945	—	24,951	6,889,513
	2013	900,000	4,411,896	(7)	1,043,806	—	25,204	6,380,906
	2012	880,769	3,966,612	(8)	1,543,372	—	25,642	6,416,395
Bren D. Higgins Executive Vice President & Chief Financial Officer	2014	328,846	1,289,059	(6)	229,370	—	5,207	1,852,482
Mark P. Dentinger Former Executive Vice President & Chief Financial Officer(9)	2014	218,462	—		—	—	10,065	228,527
	2013	400,000	1,077,214	(7)	234,300	—	25,048	1,736,562
	2012	400,000	971,490	(8)	354,000	—	25,921	1,751,411

Bobby R. Bell Executive Vice President, Wafer Inspection Group	2014	440,000	1,416,485	(6)	441,936	—	24,730	2,323,151
	2013	432,308	3,283,807	(7)	303,869	—	24,993	4,044,977
	2012	395,192	1,099,800	(8)	419,694	—	28,449	1,943,135
Michael D. Kirk Executive Vice President, Global Customer Organization and Global Manufacturing Operations	2014	440,000	1,416,485	(6)	405,108	—	24,730	2,286,323

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	2014	280,800	854,054	(6)	169,744	—	4,638	1,309,236
	2013	280,800	735,295	(7)	142,548	—	5,064	1,163,707
	2012	280,800	263,952	(8)	215,374	—	6,268	766,394

(1)	Includes amounts deferred under our 401(k) plan, a tax-qualified deferred compensation plan under Section 401(k) of the Internal Revenue Code, and our Executive Deferred Savings Plan (“EDSP”), a nonqualified deferred compensation program available to the executive officers and certain other employees.

(2)	The amounts shown in column (d) represent the aggregate grant date fair value of all restricted stock units (“RSUs”) and performance shares awarded to the particular executive officer during the applicable fiscal year. For further discussion regarding the assumptions used in calculating the grant date fair value for RSUs and performance shares, please refer to Note 1 to the Company’s consolidated financial statements in Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the SEC on August 8, 2014.

With respect to RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria), the grant date fair value of each such RSU has been computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, referred to in this Proxy Statement as ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date (reduced, with respect to awards granted during fiscal years 2014 and 2013, by the present value of estimated forgone dividends over the vesting period).

With respect to performance shares (i.e., awards issued with both service-based and performance-based vesting criteria), the grant date fair value of each such award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date (reduced, with respect to awards granted during fiscal years 2014 and 2013, by the present value of estimated forgone dividends over the vesting period). For more information regarding specific awards, please refer to footnotes (6), (7) and (8) to this Summary Compensation Table.

We did not grant any stock options to any of the Named Executive Officers during fiscal years 2014, 2013 or 2012.

(3)	The amounts shown in column (e) for fiscal years 2014, 2013 and 2012 reflect the payments earned by each Named Executive Officer under our Executive Incentive Plan for the applicable fiscal year.

(4)	Of the Named Executive Officers, Messrs. Wallace, Bell, Kirk and Kirloskar participated in our EDSP during fiscal years 2014, 2013 or 2012 (with only Mr. Kirloskar making new contributions during fiscal year 2014). No portion of the applicable Named Executive Officer’s investment earnings (or losses, as applicable) during fiscal years 2014, 2013 or 2012 on his nonqualified deferred compensation account under the EDSP was “above market” or “preferential.” Each Named Executive Officer’s earnings (or losses, as applicable) corresponded to the actual market earnings (or losses, as applicable) on a select group of investment funds utilized to track the notional investment return on the officer’s account balance for the applicable fiscal year. The investment earnings (or losses, as applicable) under the EDSP for the Named Executive Officers who participated in such plan during the fiscal years listed in the Summary Compensation Table above were as follows:

Name	Year	Earnings (Losses) on Named Executive Officer’s EDSP Account ($)

Richard P. Wallace	2014	246,497
	2013	163,245
	2012	(31,203)
Bobby R. Bell	2014	327,225
	2013	208,402
	2012	(14,971)
Michael D. Kirk	2014	139,981
Virendra A. Kirloskar	2014	16,412
	2013	(169)

For more information regarding the participation of the Named Executive Officers in the EDSP, please refer to the section of this Proxy Statement below entitled “Nonqualified Deferred Compensation.”

(5)	The amounts presented in column (g) consist of the following:

For the fiscal year ended June 30, 2014:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premiums ($)	Leadership Conference Attendee Gift ($)	Tax Gross-Up Amount Related to Leadership Conference Attendee Gift ($)	Total ($)

Richard P. Wallace	4,000	19,300	1,224	195	232	24,951
Bren D. Higgins	4,000	—	780	195	232	5,207
Mark P. Dentinger	—	9,729	336	—	—	10,065
Bobby R. Bell	4,000	19,300	1,003	195	232	24,730
Michael D. Kirk	4,000	19,300	1,003	195	232	24,730
Virendra A. Kirloskar	4,000	—	638	—	—	4,638

For the fiscal year ended June 30, 2013:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premiums ($)	Performance Recognition Award ($)	Tax Gross-Up Amount Related to Performance Recognition Award ($)	Total ($)

Richard P. Wallace	4,000	19,772	837	323	272	25,204
Mark P. Dentinger	4,000	19,783	670	323	272	25,048
Bobby R. Bell	4,000	19,672	726	323	272	24,993
Virendra A. Kirloskar	4,000	—	469	323	272	5,064

For the fiscal year ended June 30, 2012:

Name	Company Matching Contribution to 401(k) Plan ($)	Company-Paid Financial Planning and Tax Preparation Costs ($)	Term Life Insurance Premiums ($)	Performance Recognition Award ($)	Tax Gross-Up Amount Related to Performance Recognition Award ($)	Total ($)

Richard P. Wallace	4,000	19,031	780	993	838	25,642
Mark P. Dentinger	4,000	19,466	624	993	838	25,921
Bobby R. Bell	4,000	22,056	562	993	838	28,449
Virendra A. Kirloskar	4,000	—	437	993	838	6,268

(6)

A portion of this amount reflects the estimated fair value of performance shares based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2014 performance awards will be determined by the Company’s Relative Free Cash Flow Margin over fiscal years 2014, 2015 and 2016 relative to our industry peer group. The fiscal year 2014 performance awards are structured so that 100% of the target number of shares underlying the awards will be earned upon achievement by KLA-Tencor of a target Relative Free Cash Flow Margin percentile performance among this peer group (the 55th percentile), and up to 125% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the performance awards, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to performance awards granted during fiscal year 2014 are as follows: (a) for Mr. Wallace, $2,322,535; (b) for Mr. Higgins, $373,171; (c) for Mr. Bell, $696,761; (d) for Mr. Kirk, $696,761; and (e) for Mr. Kirloskar, $211,377. The grant date fair value of the fiscal year 2014 performance awards, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $2,903,169; (b) for Mr. Higgins, $466,464; (c) for Mr. Bell, $870,951; (d) for Mr. Kirk, $870,951; and (e) for Mr. Kirloskar, $264,221. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2014 performance shares (and therefore the number of shares issuable under the fiscal year 2014 performance shares) will be determined by the Compensation Committee (and, with respect to Mr. Wallace, the independent members of the Board) following the completion of fiscal year 2016.

(7)

A portion of this amount reflects the estimated fair value of performance shares based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. The number of shares issuable under the fiscal year 2013 performance awards will be determined by the Company’s Relative Free Cash Flow Margin over fiscal years 2013, 2014 and 2015 relative to our industry peer group. The fiscal year 2013 performance awards are structured so that 100% of the target number of shares underlying the awards will be earned upon achievement by KLA-Tencor of a target Relative Free Cash Flow Margin percentile performance among this peer group (the 55th percentile), and up to 125% of that target number of shares could be earned for performance at or above the 75th percentile. Because the Company’s relative performance over the three-year performance period was undeterminable as of the grant date of the performance awards, the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to 100% of the target number of shares underlying the applicable award. Accordingly, the amounts included in the table above attributable to performance awards granted during fiscal year 2013 are as follows: (a) for Mr. Wallace, $2,168,904; (b) for Mr. Dentinger, $529,563; (c) for Mr. Bell, $483,514; and (d) for Mr. Kirloskar, $216,430. The grant date fair value of the fiscal year 2013 performance awards, if earned at their maximum, would be as follows: (a) for Mr. Wallace, $2,711,131; (b) for Mr. Dentinger, $661,953; (c) for Mr. Bell, $604,392; and (d) for Mr. Kirloskar, $270,537. The Company’s achievement of the performance-based conditions applicable to the fiscal year 2013 performance shares (and therefore the number of shares issuable under the fiscal year 2013 performance shares) will be determined by the Compensation Committee (and, with respect to Mr. Wallace, the independent members of the Board) following the completion of fiscal year 2015.

(8)

A portion of this amount reflects the estimated fair value of performance shares based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date. Because the performance awards granted during fiscal year 2012 were structured so that they would be fully earned upon achievement by KLA-Tencor of its target level of weighted-average Operating Margin Percentage over fiscal years 2012 and 2013 (a target that was considered difficult to achieve at the time of grant), the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to the maximum number of shares potentially issuable under the applicable award. The amounts included in the table above attributable to performance awards granted during fiscal year 2012 are as follows: (a) for Mr. Wallace, $1,983,306; (b) for Mr. Dentinger, $485,745; (c) for Mr. Bell, $549,900; and (d) for Mr. Kirloskar, $131,976. Following the completion of fiscal year 2013, the Compensation Committee (and, with respect to Mr. Wallace, the independent members of the Board) determined that the Company had fully achieved the performance-based conditions applicable to the fiscal year 2012 performance shares and that the maximum number of shares issuable under the fiscal year 2012 performance shares had been earned.

(9)	As previously disclosed, Mr. Dentinger resigned from his positions as Executive Vice President and Chief Financial Officer effective August 8, 2013 and subsequently served as a Senior Advisor to the Company until December 31, 2013. As a result, he did not receive any RSU or performance share awards during fiscal year 2014, nor did he receive any payments under our fiscal year 2014 Executive Incentive Plan.

Grants of Plan-Based Awards

The following table provides certain summary information concerning each grant of an award made to a Named Executive Officer during the fiscal year ended June 30, 2014 under a compensation plan. No stock options or stock appreciation rights were granted to any of the Named Executive Officers during the fiscal year ended June 30, 2014.

Name and Principal Position (a)	Grant Date (b)		Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Potential Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Equity Awards ($)(8) (i)
			Threshold ($)(2) (c)	Target ($)(3) (d)	Maximum ($)(4) (e)	Threshold (#)(5) (f)	Target (#)(6) (g)	Maximum (#)(7) (h)
Richard P. Wallace President & Chief Executive Officer	—		97,200	1,215,000	3,645,000
	8/6/2013	(9)				11,125	44,500	55,625	2,322,535
	8/6/2013	(10)				44,500	44,500	44,500	2,399,082
Bren D. Higgins Executive Vice President & Chief Financial Officer	—		19,731	246,635	739,904
	8/6/2013	(9)				1,788	7,150	8,938	373,171
	8/6/2013	(10)				7,150	7,150	7,150	385,470
	8/6/2013	(11)				10,000	10,000	10,000	530,417
Mark P. Dentinger Former Executive Vice President & Chief Financial Officer(12)	—
Bobby R. Bell Executive Vice President, Wafer Inspection Group	— 8/6/2013	(9)	31,680	396,000	1,188,000	3,338	13,350	16,688	696,761
	8/6/2013	(10)				13,350	13,350	13,350	719,725

Michael D. Kirk Executive Vice President, Global Customer Organization and Global Manufacturing Operations	—		31,680	396,000	1,188,000
	8/6/2013	(9)				3,338	13,350	16,688	696,761
	8/6/2013	(10)				13,350	13,350	13,350	719,725

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	—		14,602	182,520	547,560
	8/6/2013	(9)				1,013	4,050	5,063	211,377
	8/6/2013	(10)				4,050	4,050	4,050	218,343
	8/6/2013	(11)				8,000	8,000	8,000	424,334

(1)	The amounts set forth in the table as “Potential Payouts Under Non-Equity Incentive Plan Awards” reflect the potential cash payouts (threshold, target and maximum) that could have been earned under our Executive Incentive Plan (the “Bonus Plan”) based on the Company’s performance for fiscal year 2014. In August 2014, following the completion of fiscal year 2014, the Company’s actual performance was measured against the pre-established performance targets. Based on that measurement, the actual bonus amount under the fiscal year 2014 Bonus Plan was calculated for each Named Executive Officer. That bonus amount is reflected in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

(2)	The threshold amount is calculated as the minimum amount that would have been payable under the fiscal year 2014 Bonus Plan to the applicable Named Executive Officer assuming satisfaction of the initial performance threshold required to fund the Bonus Plan (disregarding, for purposes of this calculation, potential downward adjustments of an executive’s bonus payout based on that executive’s individual performance multiplier (which could reduce an executive’s payout to 80% of the amount presented in the table above)). Under the structure of the fiscal year 2014 Bonus Plan, the actual percentage of the executive’s target bonus payable under the plan was determined by a combination of (a) the Company’s achieved level of Operating Margin Percentage and (b) an assessment by the Compensation Committee (or the independent members of the Board, as applicable) of the extent to which the Company’s balanced scorecard goals for the fiscal year had been achieved. If the Company had achieved exactly the threshold level of Operating Margin Percentage required to fund the fiscal year 2014 Bonus Plan (and no higher), the Compensation Committee and the independent members of the Board would have been able to set such percentage as low as eight percent (8%) of the executives’ target bonus amounts based on their assessment of the Company’s balanced scorecard achievement.

(3)	The amount in column (d) reflects the amount that would have been payable under the fiscal year 2014 Bonus Plan to the applicable Named Executive Officer assuming payment of the officer’s full target bonus. Under the structure of the fiscal year 2014 Bonus Plan, a payout of 100% of a participant’s target bonus was payable upon Company achievement of its target level of operating results (in terms of both the Company’s Operating Margin Percentage and the Company’s achievement of its balanced scorecard goals).

(4)	The amount in column (e) reflects the maximum amount that was potentially payable under the fiscal year 2014 Bonus Plan to the applicable Named Executive Officer. Under the structure of the fiscal year 2014 Bonus Plan, each Named Executive Officer could potentially have earned up to 300% of his target bonus, based on the Company’s Operating Margin Percentage and the Compensation Committee’s assessment of the Company’s achievement of its balanced scorecard goals and the officer’s individual performance multiplier.

(5)	The threshold amount is calculated as the minimum number of shares that would be able to be earned under the fiscal year 2014 RSUs (i.e., awards issued with only service-based vesting criteria and no performance-based vesting criteria) and performance shares (i.e., awards issued with both service-based and performance-based vesting criteria) granted to the applicable Named Executive Officer assuming satisfaction of the initial performance threshold, if any, required to earn any shares under the applicable award.

With respect to the fiscal year 2014 RSUs, they contain no performance-based vesting criteria (and therefore no initial performance threshold), so the total number of shares subject to such RSU is reported in column (f).

With respect to the fiscal year 2014 performance shares, under the structure of such awards, the actual number of shares that will be potentially issuable under such award will be determined by the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2014, 2015 and 2016. The number of shares reported in column (f) reflects the number of shares that would be earned by the applicable officer if the Company were to achieve, for the three-year performance period covered by those awards, exactly the threshold level of Relative Free Cash Flow Margin percentile performance (the 30th percentile) necessary to earn any shares under the fiscal year 2014 performance share awards. If the Company were to achieve exactly the threshold level of Relative Free Cash Flow Margin percentile performance for such period (and no higher), then twenty-five percent (25%) of the target number of shares subject to such awards would be able to be earned by each Named Executive Officer, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(6)	The target amount is calculated as the number of shares that would be able to be earned under the fiscal year 2014 RSUs and performance shares granted to the applicable Named Executive Officer assuming Company performance at plan.

With respect to the fiscal year 2014 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (g).

With respect to the fiscal year 2014 performance shares, the number of shares reported in column (g) reflects the number of shares that would be earned by the applicable officer if the Company were to achieve exactly its target level of three-year Relative Free Cash Flow Margin percentile performance (the 55th percentile) for the three-year performance period covered by those awards. If the Company were to achieve that target level of Relative Free Cash Flow Margin percentile performance, then one hundred percent (100%) of the target number of shares subject to the fiscal year 2014 performance shares would be able to be earned by each Named Executive Officer, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(7)	The maximum amount reflects the maximum number of shares potentially earnable under the applicable award.

With respect to the fiscal year 2014 RSUs, they contain no performance-based vesting criteria, so the total number of shares subject to such RSU is reported in column (h).

With respect to the fiscal year 2014 performance shares, the number of shares reported in column (h) reflects the maximum number of shares that can potentially be earned by the applicable officer under those awards. Under the terms of the fiscal year 2014 performance shares, each Named Executive Officer can potentially earn up to one hundred twenty-five percent (125%) of the target number of shares subject to those awards if the Company’s three-year Relative Free Cash Flow Margin percentile performance for fiscal years 2014, 2015 and 2016 equals or exceeds the 75th percentile, subject to such officer’s satisfaction of the service-based vesting criteria applicable to such awards.

(8)	The dollar value reported in column (i) represents the grant date fair value of the applicable RSU or performance share award calculated in accordance with the SEC’s applicable requirements.

With respect to RSUs, the grant date fair value of each such RSU has been computed in accordance with ASC 718 (except that the fair values set forth above have not been reduced by the Company’s estimated forfeiture rate). The ASC 718 grant date fair value of each RSU award was calculated based on the closing fair market value of our Common Stock on the grant date (reduced by the present value of estimated forgone dividends over the vesting period).

With respect to performance shares, the grant date fair value of each such award has been computed in accordance with ASC 718 based on the probable outcome (determined as of the grant date) of the performance-based conditions applicable to the awards and the closing fair market value of our Common Stock on the grant date (reduced by the present value of estimated forgone dividends over the vesting period). Because the performance shares granted during fiscal year 2014 were structured so that they would be fully earned upon achievement by KLA-Tencor of its target level of three-year Relative Free Cash Flow Margin percentile performance over fiscal years 2014, 2015 and 2016 (a target that was considered difficult to achieve at the time of grant), the probable outcome of the performance-based conditions applicable to the awards as of the grant date, for purposes of the calculations set forth in this table, has been determined to be equal to the target number of shares potentially issuable under the applicable award.

(9)	Reflects an award of performance shares (equal to one-half of the executive officer’s annual equity award for fiscal year 2014) that have both a performance-vesting component tied to the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2014, 2015 and 2016 and a service-vesting component tied to continued service. The achievement of the performance-vesting component of these performance shares (i.e., the number of shares that will be issuable to each of the Named Executive Officers under his performance share award, if he satisfies the applicable service-vesting requirements) will be determined following the completion of fiscal year 2016. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date), and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the Named Executive Officer continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(10)	Reflects an award of RSUs (equal to one-half of the executive officer’s annual equity award for fiscal year 2014) that only has a service-vesting component tied to continued service beyond fiscal year 2014. Twenty-five percent (25%) of the shares will vest on the one-year anniversary of the grant date, and an additional twenty-five percent (25%) will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the Named Executive Officer continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(11)	Reflects a supplemental award of RSUs that only has a service-vesting component tied to continued service beyond fiscal year 2014. Fifty percent (50%) of the shares will vest on the two-year anniversary of the grant date, and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the Named Executive Officer continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(12)	As previously disclosed, Mr. Dentinger resigned from his positions as Executive Vice President and Chief Financial Officer effective August 8, 2013 and subsequently served as a Senior Advisor to the Company until December 31, 2013. As a result, Mr. Dentinger did not receive awards under our fiscal year 2014 Bonus Plan, nor did he receive any new grants of RSUs or performance shares during fiscal year 2014.

Outstanding Equity Awards at Fiscal Year End

The following table provides certain summary information concerning outstanding equity awards held by the Named Executive Officers as of June 30, 2014. None of the Named Executive Officers held stock option awards as of June 30, 2014.

	Stock Awards
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Richard P. Wallace	55,625	(2)	4,040,600
President & Chief Executive Officer	44,500	(3)	3,232,480
	58,875	(4)	4,276,680
	35,325	(3)	2,566,008
	27,050	(5)	1,964,912
	27,050	(5)	1,964,912
	26,400	(5)	1,917,696
	26,400	(5)	1,917,696
Bren D. Higgins	8,938	(2)	649,256
Executive Vice President &	7,150	(3)	519,376
Chief Financial Officer	10,000	(5)	726,400
	3,925	(4)	285,112
	2,355	(3)	171,067
	3,140	(5)	228,090
	2,400	(5)	174,336
	2,100	(5)	152,554
Mark P. Dentinger
Former Executive Vice President &	—		—
Chief Financial Officer(6)
Bobby R. Bell	16,688	(2)	1,212,216
Executive Vice President,	13,350	(3)	969,744
Wafer Inspection Group	18,750	(3)	1,362,000
	13,125	(4)	953,400
	7,875	(3)	572,040
	20,800	(5)	1,510,912
	7,500	(5)	544,800
	7,500	(5)	544,800
	8,250	(5)	599,280
	8,250	(5)	599,280
Michael D. Kirk	16,688	(2)	1,212,216
Executive Vice President,	13,350	(3)	969,744
Global Customer Organization and	18,750	(3)	1,362,000
Global Manufacturing Operations	13,125	(4)	953,400
	7,875	(3)	572,040
	20,800	(5)	1,510,912
	7,500	(5)	544,800
	7,500	(5)	544,800
	8,250	(5)	599,280
	8,250	(5)	599,280
Virendra A. Kirloskar	5,063	(2)	367,776
Senior Vice President & Chief	4,050	(3)	294,192
Accounting Officer	8,000	(5)	581,120
	5,875	(4)	426,760
	3,525	(3)	256,056
	6,300	(5)	457,632
	1,800	(5)	130,752
	1,800	(5)	130,752
	2,475	(5)	179,784
	2,475	(5)	179,784

(1)	Calculated based on the $72.64 closing price per share of our Common Stock on June 30, 2014.

(2)	These grants represent the maximum number of shares of our Common Stock that could be earned under performance share awards that were granted to the applicable executive officer in August 2013 in connection with their service during fiscal year 2014. The achievement of the performance-vesting component of these performance shares (i.e., the number of shares that will be issuable to each of the Named Executive Officers under his performance share award, if he satisfies the applicable service-vesting requirements) will be determined following the completion of fiscal year 2016 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2014, 2015 and 2016. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date), and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the Named Executive Officer continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(3)	These RSUs were granted with only service-based vesting criteria that vests over a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of our Common Stock upon the vesting of that unit. Twenty-five percent (25%) of the total number of shares underlying these awards will vest and become issuable upon completion of one year of service measured from the grant date, and an additional twenty-five percent (25%) will vest on each of the second, third and fourth yearly anniversaries of the grant date, provided the Named Executive Officer continues in our employ through the applicable vesting date. The RSUs will vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2014
Richard P. Wallace	8/6/2013 8/2/2012	44,500 47,100	— 11,775
Bren D. Higgins	8/6/2013 9/7/2012	7,150 3,140	— 785
Bobby R. Bell	8/6/2013 2/6/2013 8/2/2012	13,350 25,000 10,500	— 6,250 2,625
Michael D. Kirk	8/6/2013 2/6/2013 8/2/2012	13,350 25,000 10,500	— 6,250 2,625
Virendra A. Kirloskar	8/6/2013 8/2/2012	4,050 4,700	— 1,175

(4)	These grants represent the maximum number of shares of our Common Stock that could be earned under performance share awards that were granted to the applicable executive officer in August 2012 in connection with their service during fiscal year 2013. The achievement of the performance-vesting component of these performance shares (i.e., the number of shares that will be issuable to each of the Named Executive Officers under his performance share award, if he satisfies the applicable service-vesting requirements) will be determined following the completion of fiscal year 2015 based on the Company’s three-year Relative Free Cash Flow Margin over fiscal years 2013, 2014 and 2015. Fifty percent (50%) of the earned shares will vest on the three-year anniversary of the grant date (or on the date that such shares are determined to have been earned, if that date is later than the three-year anniversary of the grant date), and the remaining fifty percent (50%) will vest on the four-year anniversary of the grant date, provided the Named Executive Officer continues in our employ through the applicable vesting date. The underlying shares may also vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

(5)	These RSUs are part of an award (either an RSU award granted with only service-based vesting criteria or a performance share award that, as of June 30, 2014, had been earned in part or in full) that vests over a four-year period of service with the Company measured from the award date. Each RSU represents the right to receive one share of our Common Stock upon the vesting of that unit. Fifty percent (50%) of the total number of shares underlying these awards will vest and become issuable upon completion of two years of service measured from the grant date, and the remaining fifty percent (50%) will vest and become issuable upon completion of four years of service measured from the grant date. The RSUs will vest on an accelerated basis in the event the officer’s employment terminates under certain circumstances, as described in the section of this Proxy Statement entitled “Potential Payments Upon Termination or Change of Control.”

Name	RSU Award Date	Total Number of Shares Subject to Award	Number of Shares Vested and Issued Before July 1, 2014
Richard P. Wallace	8/4/2011	54,100	27,050
	8/4/2011	54,100	27,050
	8/5/2010	52,800	26,400
	8/5/2010	52,800	26,400
Bren D. Higgins	8/6/2013	10,000	—
	9/7/2012	3,140	—
	9/9/2011	4,800	2,400
	9/14/2010	4,200	2,100
Bobby R. Bell	8/2/2012	20,800	—
	8/4/2011	15,000	7,500
	8/4/2011	15,000	7,500
	8/5/2010	16,500	8,250
	8/5/2010	16,500	8,250
Michael D. Kirk	8/2/2012	20,800	—
	8/4/2011	15,000	7,500
	8/4/2011	15,000	7,500
	8/5/2010	16,500	8,250
	8/5/2010	16,500	8,250
Virendra A. Kirloskar	8/6/2013	8,000	—
	8/2/2012	6,300	—
	8/4/2011	3,600	1,800
	8/4/2011	3,600	1,800
	8/5/2010	4,950	2,475
	8/5/2010	4,950	2,475

(6)	As previously disclosed, Mr. Dentinger resigned from his positions as Executive Vice President and Chief Financial Officer effective August 8, 2013 and subsequently served as a Senior Advisor to the Company until December 31, 2013. As a result, Mr. Dentinger did not hold any outstanding stock options, RSUs or performance shares as of June 30, 2014.

Option Exercises and Stock Vested

The following table sets forth information with respect to shares of our Common Stock subject to restricted stock, RSU or performance share awards held by the Named Executive Officers that vested, and stock options that were exercised, during the fiscal year ended June 30, 2014. No stock appreciation rights were held or exercised by the Named Executive Officers during the fiscal year ended June 30, 2014.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)

Richard P. Wallace President & Chief Executive Officer	15,000	73,500	160,375	(3)	9,404,961

Bren D. Higgins Executive Vice President & Chief Financial Officer	280	2,098	5,685	(3)	338,187

Mark P. Dentinger Former Executive Vice President & Chief Financial Officer	—	—	57,625	(3)	3,421,201

Bobby R. Bell Executive Vice President, Wafer Inspection Group	46,250	703,960	63,075	(3)	3,759,050

Michael D. Kirk Executive Vice President, Global Customer Organization and Global Manufacturing Operations	12,000	73,565	63,075	(3)	3,759,050

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	1,600	3,040	15,875	(3)	942,529

(1)	Based on the closing market price of the purchased shares on the exercise date (or, if the acquired shares were sold on the exercise date, the sale price of the shares) less the option exercise price paid for the shares.

(2)	Based on the closing market price of the vested shares on the vesting date (or, if the vesting date occurred on a day on which the NASDAQ Stock Market was closed for trading, the closing market price of our common stock on the last completed trading day immediately prior to the vesting date).

(3)	Our 2004 Equity Incentive Plan allows us to withhold shares issuable upon a vesting event to pay for the applicable withholding tax with respect to such vesting event. The gross number of shares acquired on vesting, which is set forth in the table above, was reduced by the withheld shares, and the net remaining shares were issued to each officer. The following reflects the net number of shares that were issued to each officer, after giving effect to such withholding, during the fiscal year ended June 30, 2014: Mr. Wallace: 76,689 shares; Mr. Higgins: 3,547 shares; Mr. Dentinger: 30,009 shares; Mr. Bell: 31,712 shares; Mr. Kirk: 33,171 shares; and Mr. Kirloskar: 9,908 shares.

Nonqualified Deferred Compensation

We have established the Executive Deferred Savings Plan (the “EDSP”) in order to provide our executive officers and other key employees with the opportunity to defer all or a portion of their cash compensation each year. Pursuant to the plan, each participant can elect to defer between 5 to 100% of his or her salary, commissions and bonuses for the fiscal year. The deferred amount is credited to an account maintained in his or her name on our books. The portion of the account attributable to the participant’s deferral is fully vested at all times but is not matched with any Company funds. The account is periodically adjusted to reflect earnings (or losses) based on the participant’s investment elections among a select group of investment funds utilized to track the notional investment return on the account balance. As of June 30, 2014, there were a total of 19 investment funds available for selection under the EDSP, and the participant may periodically change his or her investment elections. The participant may elect to receive his or her vested account balance upon termination of employment or at an earlier designated date. The distribution may, at the participant’s election, be made in a lump sum or in quarterly installments over a period ranging from five years to fifteen years, depending on the circumstances triggering the distribution event. A participant can receive an early distribution of a portion of his or her vested account balance in the event of a financial hardship or in the event he or she agrees to forfeit a designated percentage of his or her remaining account balance. We maintain life insurance policies on plan participants as a funding vehicle for a portion of our obligations under the plan.

The following table shows the deferred compensation activity for each Named Executive Officer during the fiscal year ended June 30, 2014.

Name and Principal Position	Executive Contributions in Fiscal Year 2014 ($)	Company Contributions in Fiscal Year 2014 ($)	Aggregate Earnings in Fiscal Year 2014 ($)(1)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of June 30, 2014 ($)

(a)	(b)	(c)	(d)	(e)	(f)

Richard P. Wallace President & Chief Executive Officer	—	—	246,497	—	1,360,465

Bren D. Higgins Executive Vice President & Chief Financial Officer	—	—	—	—	—

Mark P. Dentinger Former Executive Vice President & Chief Financial Officer	—	—	—	—	—

Bobby R. Bell Executive Vice President, Wafer Inspection Group	—	—	327,225	—	1,990,886

Michael D. Kirk Executive Vice President, Global Customer Organization and Global Manufacturing Operations	—	—	139,981	—	1,042,270

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	105,837	—	16,412	—	157,180

(1)	The reported amount corresponds to a composite of the actual market earnings on a group of investment funds selected by the applicable executive officer for purposes of tracking the notional investment return on his account balance for fiscal year 2014. No portion of the reported amount was “above market” or “preferential.” Accordingly, amounts reported in this column (d) for each Named Executive Officer are not reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

(2)	The 23 investment funds named below were available for selection under the EDSP for some or all of fiscal year 2014. The rate of return for each such fund for fiscal year 2014 was as follows:

Name of Fund	% Rate of Return for Fiscal Year 2014
American Funds IS Growth 2	24.61%
Dreyfus IP Technology Growth Initial	30.73%
DWS Dreman Small Mid Cap Value VIP A (*)	19.09%
DWS Small Cap Index VIP A	23.41%
Invesco VIF Utilities I	20.44%
MFS VIT Global Equity Initial	22.69%
PIMCO VIT Total Return Instl	4.32%
Royce Capital Micro Cap Inv (*)	16.59%
Royce Capital Small Cap Inv (*)	18.75%
Rydex VT Energy	31.25%
Transamerica JPMorgan Mid Cap Value VP Initial	23.81%
T. Rowe Price Blue Chip Growth	29.70%
T. Rowe Price Equity Income	20.54%
T. Rowe Price Health Sciences	39.97%
T. Rowe Price International Stock (*)	14.77%
T. Rowe Price Mid Cap Growth	26.38%
Vanguard VIF Balanced	17.36%
Vanguard VIF Equity Index	24.43%
Vanguard VIF High Yield Bond Inv	10.13%
Vanguard VIF International Inv	25.15%
Vanguard VIF REIT Index I	13.14%
Vanguard VIF Total Bond Index	4.23%
Wells Fargo Cash Investment Money Market I	0.01%

(*)	The DWS Dreman Small Mid Cap Value VIP A fund, Royce Capital Micro Cap Inv fund, Royce Capital Small Cap Inv fund and T. Rowe Price International Stock fund were available for selection under the EDSP for a portion of fiscal year 2014, from July 1, 2013 through February 28, 2014. The Rates of Return set forth in the table above reflect the rates of return of these investments for the portion of fiscal year 2014 during which these investments were available for selection under the EDSP.

Potential Payments Upon Termination or Change of Control

In January 2006, our Board adopted an Executive Severance Plan (the “Original Severance Plan”). In November 2010, our Compensation Committee adopted a 2010 Executive Severance Plan (the “2010 Severance Plan”). The 2010 Severance Plan is intended to exist in parallel with the Original Severance Plan, which remains in full force and effect for existing participants under that plan until terminated or modified in accordance with its terms. No participant under the 2010 Severance Plan is eligible to simultaneously participate under the Original Severance Plan, and no participant under the Original Severance Plan is eligible to simultaneously participate under the 2010 Severance Plan.

The Original Severance Plan and the 2010 Severance Plan each provide certain compensation and benefits in the event that a participant’s employment with us terminates under certain defined circumstances. In exchange for receiving severance benefits under either plan, the participant will be subject to a non-compete covenant and non-solicitation restrictions for the period of time co-terminous with the period for which he or she will receive continued compensation and benefits under the applicable severance plan. Each severance plan also contains a mitigation provision in which the benefits payable are subject to reduction to the extent the participant earns post-termination compensation from sources other than the Company. All of our Named Executive Officers participated in either the Original Severance Plan or the 2010 Severance Plan during fiscal year 2014, as described in more detail below.

The terms of and benefits payable under our two severance plans are in many ways similar to one another. However, unlike the Original Severance Plan, the 2010 Severance Plan does not contain tax gross-up provisions related to excise taxes that may be imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as the result of a participant receiving a payment that would constitute a “parachute payment” within the meaning of Code Section 280G upon or in connection with a change of control of the Company. Instead, the 2010 Severance Plan contains a “best results” provision, which is described in more detail below.

Original Severance Plan:

Mr. Wallace currently participates in the Original Severance Plan. Mr. Dentinger also participated in the Original Severance Plan during a portion of fiscal year 2014. However, as previously disclosed, Mr. Dentinger resigned from his positions as Executive Vice President and Chief Financial Officer effective August 8, 2013 and acknowledged that he was forgoing any benefits under the Original Severance Plan in connection with his resignation.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, prior to a change of control, then he will receive (i) salary continuation payments for two years, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on his annual incentive bonus for the then-most recently completed fiscal year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) pro-rated vesting of all of his outstanding equity awards through the date of his termination or resignation (rounded up to the next whole month and disregarding any “cliff-vesting” provisions applicable to the award), and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. The calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date will be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award.

If Mr. Wallace is terminated other than for cause, or voluntarily resigns for good reason, within two years following a change of control, then he will receive (i) salary continuation payments for three years, (ii) an amount equal to three times his average annual bonus for the preceding three completed fiscal years, payable in equal installments over the salary continuation period, (iii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated as described in clause (ii) of the preceding paragraph), (iv) 100% vesting acceleration of all of his outstanding equity awards, (v) an additional $2,000 per month for the three-year severance period and (vi) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2014, the calculation in clause (iv) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

In addition, Mr. Wallace will be entitled under certain circumstances to a full tax gross-up payment to cover any excise tax liability he may incur under Code Section 4999 and the resulting income and employment tax liability attributable to that payment, should the benefits to which he becomes entitled in connection with a change of control constitute parachute payments that exceed by more than $50,000 the maximum parachute payment otherwise allowable under the federal tax laws without the imposition of Section 4999 excise tax.

2010 Severance Plan:

Messrs. Higgins, Bell, Kirk and Kirloskar participate in the 2010 Severance Plan. They each have the right to receive benefits under that plan solely in connection with a termination of their employment under certain circumstances within one year following a change of control of the Company.

If Mr. Higgins, Mr. Bell, Mr. Kirk or Mr. Kirloskar is terminated other than for cause, or voluntarily resigns for good reason, within one year following a change of control, then such officer will receive (i) salary continuation payments for 18 months, (ii) a pro-rated annual incentive payment for the fiscal year of his termination or resignation (calculated based on such officer’s annual incentive bonus for the then-most recently completed fiscal year and the proportion of the then-current fiscal year served through the date of termination or resignation), (iii) 100% vesting acceleration of all of his outstanding equity awards, and (iv) the extension of the post-termination exercise period of each stock option or stock appreciation right granted after January 1, 2006 so that the option or right will remain exercisable for twelve months following the date of termination or resignation, but in no event beyond the original term of the award. As of June 30, 2014, the calculation in clause (iii) of this paragraph with respect to any performance-based equity awards for which the achievement of the applicable performance criteria had not yet been determined as of the participant’s termination date would have been calculated, pursuant to the terms of the applicable awards, based on a shortened performance period, which would have been deemed to have ended as of the most recent fiscal quarter end preceding the closing date of the change of control.

As noted above, the 2010 Severance Plan does not contain tax gross-up provisions related to excise taxes that may be imposed by Code Section 4999 as the result of a participant receiving a payment that would constitute a “parachute payment” within the meaning of Code Section 280G upon or in connection with a change of control of the Company. Instead, the 2010 Severance Plan provides that, if a payment under the 2010 Severance Plan would constitute such a “parachute payment” and would therefore be subject to Code Section 4999 excise tax, then the payment will be reduced to either (a) the largest portion of the payment that would result in no portion of the payment being subject to the excise tax or (b) the largest portion, up to and including the total, of the payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the excise tax (all computed at the highest applicable marginal rate), results in the participant’s receipt, on an after-tax basis, of the greater amount of the payment notwithstanding that all or some portion of the payment may be subject to the excise tax.

Table Reflecting Potential Termination and Change of Control Payments:

The following table shows the estimated amounts that would have been payable to each of the Named Executive Officers (other than Mr. Dentinger, who resigned from his executive officer positions in August 2013 and acknowledged that he was forgoing any benefits under the Company’s severance plans in connection with his resignation) upon the occurrence of each of the indicated events, had the applicable event occurred on June 30, 2014. For such officers, the amount attributable to the accelerated vesting of stock options, performance shares and restricted stock units is based upon the closing fair market value of our Common Stock on the last trading day of fiscal year 2014. That value was $72.64 per share, as reported on the NASDAQ Global Select Market on June 30, 2014. The actual compensation and benefits the officer would receive at any subsequent date would likely vary from the amounts set forth below as a result of certain factors, such as a change in the price of our Common Stock and any additional benefits the officer may have accrued as of that time under applicable benefit or compensation plans.

The amounts that would have been payable to each of our Named Executive Officers upon the occurrence of the indicated event had the applicable event occurred on June 30, 2014 are as follows:

Original Severance Plan

Name and Principal Position	Event	Salary/Bonus Continuation & Additional Monthly Payments ($)	Pro-rated Bonus ($)	Extension of Post-Termination Exercise Period for Stock Options ($)(1)	Accelerated Vesting of Stock Awards ($)(2)		Excise Tax Gross-Up ($)	Total ($)

Richard P. Wallace President & Chief Executive Officer	Termination without Cause or Resignation for Good Reason(3)	1,800,000	1,043,806	—	9,933,347	(4)	—	12,777,153

	Termination without Cause or Resignation for Good Reason following Change of Control(3)(5)	8,005,178	1,043,806	—	21,691,103	(6)	—	30,740,087

2010 Severance Plan

Name and Principal Position	Event	Salary Continuation Payments ($)	Pro-rated Bonus ($)	Extension of Post-Termination Exercise Period for Stock Options ($)(1)	Accelerated Vesting of Stock Awards ($)(2)		Payment Reduction (If Any) to Maximize Net Amount Received ($)	Total ($)

Bren D. Higgins Executive Vice President and Chief Financial Officer	Termination without Cause or Resignation for Good Reason following Change of Control(3)(5)	525,000	100,109	—	2,875,600	(6)	(423,668)	3,077,041

Bobby R. Bell Executive Vice President, Wafer Inspection Group	Termination without Cause or Resignation for Good Reason following Change of Control(3)(5)	660,000	303,869	—	8,811,450	(6)	—	9,775,319

Michael D. Kirk Executive Vice President, Global Customer Organization and Global Manufacturing Operations	Termination without Cause or Resignation for Good Reason following Change of Control(3)(5)	660,000	303,869	—	8,811,450	(6)	—	9,775,319

Virendra A. Kirloskar Senior Vice President & Chief Accounting Officer	Termination without Cause or Resignation for Good Reason following Change of Control(3)(5)	421,200	142,548	—	2,987,320	(6)	—	3,551,068

(1)	Reflects the incremental compensation charge that would be recorded by the Company in connection with the extension, in accordance with the applicable severance plan, of the post-termination exercise period of the applicable stock options (if any) held by the participant. None of our Named Executive Officers held outstanding stock options as of June 30, 2014.

(2)	As noted above, pursuant to the terms of the Original Severance Plan and the 2010 Severance Plan, the vesting acceleration of outstanding equity awards, when applied to any performance-based equity awards for which the achievement of the applicable performance criteria has not yet been determined as of the participant’s termination date, is to be delayed until the extent of the achievement of those criteria (and thus the maximum number of shares issuable under the applicable award) has been finally determined in accordance with the terms of the applicable award.

The number of shares earnable under the fiscal year 2014 performance share awards is based on the Company’s achieved level of three-year Relative Free Cash Flow Margin over fiscal years 2014, 2015 and 2016. Under the terms of the fiscal year 2014 performance share awards, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2014 performance share awards have been included for purposes of this table at approximately 119% of the target number of shares underlying the awards.

The number of shares earnable under the fiscal year 2013 performance share awards is based on the Company’s achieved level of three-year Relative Free Cash Flow Margin over fiscal years 2013, 2014 and 2015. Under the terms of the fiscal year 2013 performance share awards, however, in the event of a Change of Control of the Company during the three-year performance period, the performance period will be shortened, so that it ends as of the most recent fiscal quarter end preceding the closing date of the Change of Control. Using that methodology, the fiscal year 2013 performance share awards have been included for purposes of this table at 125% of the target number of shares underlying the awards.

(3)	For purposes of the Original Severance Plan and the 2010 Severance Plan, “Cause” means (A) outside of the applicable period following a Change of Control (two years for the Original Severance Plan; one year for the 2010 Severance Plan), the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company, or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action, and (B) within the applicable period following a Change of Control, the occurrence of any of the following events: (i) the participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on our reputation or business; (ii) the participant’s willful gross misconduct with regard to the Company that is materially injurious to us; (iii) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the participant or (iv) the participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the participant a written demand for performance from the Board which describes the basis for the Board’s belief that the participant has not substantially performed his or her duties and provides the participant with thirty (30) days to take corrective action.

For purposes of the Original Severance Plan and the 2010 Severance Plan, “Good Reason” means (A) outside of the applicable period following a Change of Control (two years for the Original Severance Plan; one year for the 2010 Severance Plan), the occurrence of any of the following events: (i) a material reduction of the participant’s duties, title, authority or responsibilities; (ii) a reduction in the participant’s base salary, other than a reduction that applies to other executives generally; (iii) a material reduction in the aggregate level of the participant’s employee benefits, or overall compensation, other than a reduction that applies to other executives generally; or (iv) the relocation of the participant’s office more than thirty-five (35) miles from its then present location, unless such relocated office is closer to the participant’s then principal residence, and (B) within the applicable period following a Change of Control, the occurrence of any of the events listed above in this paragraph except that any reduction in the participant’s base salary shall constitute Good Reason even if such reduction applies to other executives generally; provided however, that in no event shall Good Reason exist unless the participant provides us with thirty (30) days written notice specifying in detail the grounds for a purported Good Reason resignation and we fail to cure the purported grounds for the Good Reason within such thirty (30) day notice period.

(4)	The vesting schedules for the RSUs and performance shares outstanding as of June 30, 2014 are listed in the footnotes to the table entitled “Outstanding Equity Awards at Fiscal Year End.” The amounts marked by this footnote (4) reflect the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards.

(5)	For purposes of the Original Severance Plan and the 2010 Severance Plan, a “Change of Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by our then outstanding voting securities; (ii) the sale or disposition by us of all or substantially all of our assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a change in the composition of our Board, as a result of which fewer than a majority of the directors are Incumbent Directors (where “Incumbent Directors” means directors who either (A) were directors of the Company as of a specified date (February 16, 2006 for the Original Severance Plan; November 3, 2010 for the 2010 Severance Plan) or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company).

(6)	The amounts marked by this footnote (6) reflect both (a) the pro-rated vesting of the applicable officer’s outstanding equity awards through the date of his termination or resignation, without giving effect to the “cliff-vesting” provisions applicable to the awards (as described in footnote (4) to this table), and (b) the accelerated vesting of the applicable officer’s outstanding equity awards for service periods after the date of his termination or resignation. The following table provides the breakdown for each such reported amount:

Name	Value of Pro-Rated Vesting Through Date of Termination/ Resignation ($)	Value of Accelerated Vesting for Service Period After Date of Termination/ Resignation ($)	Total Value Reported ($)

Richard P. Wallace	9,933,347	11,757,756	21,691,103
Bren D. Higgins	922,779	1,952,821	2,875,600
Bobby R. Bell	3,680,249	5,131,201	8,811,450
Michael D. Kirk	3,680,249	5,131,201	8,811,450
Virendra A. Kirloskar	1,247,732	1,739,588	2,987,320

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Party Transactions

Our Standards of Business Conduct require that all employees and Directors avoid conflicts of interests, including situations in which their personal interests interfere in any way, or appear to interfere, with the interests of KLA-Tencor.

In addition, our Board has adopted a written policy and procedures for the review, approval or ratification of related party transactions. Under this policy, the Audit Committee reviews transactions, arrangements or relationships in which the Company (including any of its subsidiaries) is a participant, the amount involved exceeds $100,000 in any fiscal year, and one of our executive officers, Directors, Director nominees or 5% stockholders (or their immediate family members) has a direct or indirect material interest (other than solely as a result of being a director or beneficial owner of less than a specified percentage of shares of the other entity (5% for publicly traded entities and 10% for other entities)). As part of that review, the Audit Committee may consider such factors as it determines to be appropriate under the circumstances, which factors may include the position of the related party with the Company, the related party’s interest in the transaction, the materiality of the transaction, the business purpose for and reasonableness of the transaction, and comparable market terms for similar transactions that do not involve related parties.

Following that review, if the Audit Committee concludes that the terms of the related party transaction are acceptable and appropriate, the Audit Committee either approves or ratifies (as applicable) the transaction. No member of the Audit Committee participates in the review of a transaction for which he or she is the related party. The related party transaction policy created standing pre-approval for certain recurring related party transactions, including, among others, (i) executive officer or Director compensation that has been approved by the Compensation Committee or the Board, and (ii) any contract, transaction or arrangement with any party who was not a related party at the time such contract, transaction or arrangement was entered into with the Company, and renewals or extensions thereof pursuant to contractual arrangements in effect and binding on the Company prior to the date that the party became a related party.

Transactions with Related Persons – Purchases of Goods and Services

The following represents the only transaction (or collection of transactions) in which KLA-Tencor was a participant during fiscal year 2014, the aggregate amount involved exceeded $120,000, and any related person had a material direct or indirect interest (as determined, and as required to be reported, in accordance with SEC rules and regulations):

Mr. Calderoni’s brother, Frank Calderoni, serves as an executive officer of Cisco Systems Inc. (“Cisco”). During fiscal year 2014, we purchased approximately $690,000 in telecommunications equipment and services from Cisco.

The transactions with Cisco were reviewed and approved or ratified by the Audit Committee in accordance with the policies and procedures described above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2014 with respect to shares of our Common Stock that may be issued under our existing equity compensation plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1) A	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(2) B	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column A) C
Equity Compensation Plans Approved by Stockholders(3)	3,366,514	$40.63	9,686,841(4)(5)(6)

Equity Compensation Plans Not Approved by Stockholders(7)(8)	3,337	$39.48	—

Total	3,369,851	$40.60	9,686,841

(1)	Includes 3,231,471 shares of our Common Stock subject to restricted stock units that will entitle each holder to the issuance of one share of our Common Stock for each unit that vests over the holder’s period of continued employment with the Company. Excludes purchase rights accruing under our 1997 Amended and Restated Employee Stock Purchase Plan (the “Purchase Plan”). Under the Purchase Plan, each eligible employee may purchase shares of Common Stock at each semi-annual purchase date (the last day of June and December each year), up to a maximum of $25,000 worth of stock (determined on the basis of the fair market value per share on the date the purchase right is granted) for each calendar year the purchase right remains outstanding. As of June 30, 2014, the date of the information set forth in the table above (and a date on which a purchase occurred under the Purchase Plan), the purchase price payable per share under the terms of the Purchase Plan was equal to eighty-five percent (85%) of the lower of (i) the closing selling price per share of our Common Stock on the first day of the six-month offering period and (ii) the closing selling price per share of our Common Stock on the purchase date (or, if the purchase date is not a trading day, on the immediately preceding trading day). As of June 30, 2014, the weighted-average remaining contractual term of all outstanding options was 0.3 years.

(2)	Calculated without taking into account 3,231,471 shares of our Common Stock subject to outstanding restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.

(3)	Consists of our (a) 2004 Equity Incentive Plan (“2004 Equity Plan”), (b) 1982 Stock Option Plan, (c) Purchase Plan and (d) 1998 Outside Director Option Plan (the “Outside Director Plan”).

(4)	Includes shares of our Common Stock available for future issuance as of June 30, 2014 under the 2004 Equity Plan (7,144,674 shares), the Purchase Plan (882,577 shares) and the Outside Director Plan (1,659,590 shares). No further shares are available for issuance under the 1982 Stock Option Plan.

(5)	As of June 30, 2014, 7,144,674 shares of our Common Stock were available for issuance under the 2004 Equity Plan. Shares reserved for issuance under this plan may be issued upon the exercise of stock options or stock appreciation rights or pursuant to full value awards such as restricted stock awards or restricted stock units that vest upon the completion of designated service periods or performance units or performance shares that vest upon the attainment of prescribed performance milestones (and the completion of designated service periods). Shares issued pursuant to full value awards made under the 2004 Equity Plan (a) prior to November 6, 2013 reduce the share reserve available under such plan by 1.8 shares for every one full value share issued; and (b) on or after November 6, 2013 reduce the share reserve available under such plan by 2.0 shares for every one full value share issued.

(6)	As of June 30, 2014 (after giving effect to the purchase under the Purchase Plan on that date), 882,577 shares of our Common Stock were reserved for issuance under the Purchase Plan. This plan contains an annual automatic share renewal provision pursuant to which the number of shares of our Common Stock reserved for issuance under this plan will automatically increase on the first day of each fiscal year by an amount equal to the lesser of 2,000,000 shares or the number of shares which we estimate will be required to be issued under the plan during the forthcoming fiscal year. No shares were registered or added to the Purchase Plan during the fiscal year ended June 30, 2014.

(7)	Consists solely of the 2000 Non-Statutory Plan, pursuant to which options have been granted to our employees and consultants. The 2000 Non-Statutory Plan was terminated during the fiscal year ended June 30, 2005, and no further options may be granted under that plan.

(8)	Excludes information for options assumed by us in connection with acquisitions of companies. As of June 30, 2014, a total of 2,203 shares of our Common Stock were issuable upon exercise of outstanding options assumed in those acquisitions and issued under the following plans, which have not been approved by our stockholders: Therma-Wave, Inc. 2000 Equity Incentive Plan (as amended). The weighted-average exercise price of those outstanding options is $46.50 per share. No additional options may be granted under the plans under which these options were assumed.

REPORT OF THE AUDIT COMMITTEE

KLA-Tencor’s Audit Committee is comprised of non-employee Directors, each of whom meets current standards of independence and financial experience requirements of the NASDAQ Stock Market. From the beginning of fiscal year 2014 through the date of this Proxy Statement, the Audit Committee has consisted of Ms. Higashi and Messrs. Calderoni, Bond, Patel and Wang, with Mr. Calderoni serving as the Chairman of the Committee.

The Board has determined that, of the current members of the Audit Committee, each of Mr. Calderoni, Ms. Higashi and Mr. Patel is an “audit committee financial expert” within the meaning of the rules and regulations promulgated by the SEC. The Board has adopted a written charter for the Audit Committee that details the responsibilities of the Audit Committee. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. The charter is reviewed at least annually for changes, as appropriate, and is posted on KLA-Tencor’s website at http://ir.kla-tencor.com in the Corporate Governance section.

KLA-Tencor’s management is responsible for establishing and maintaining a system of internal controls and the financial reporting process. The Audit Committee is responsible for overseeing the Company’s auditing, accounting and financial reporting processes, system of internal controls, and legal and ethical compliance. This report relates to the activities undertaken by the Audit Committee in fulfilling such responsibilities. During fiscal year 2014 and subsequent to the completion of the fiscal year, the Audit Committee reviewed, discussed and provided input to management on the Company’s audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014. The Audit Committee also met routinely with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, with and without members of the Company’s management team present, to evaluate and approve the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee also met with the Company’s Chief Executive Officer and Chief Financial Officer to discuss and act, as necessary, on accounting issues and risks facing the Company.

The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (and/or superseded) (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. In addition, on a quarterly basis, the members of the Audit Committee discussed with the independent registered public accounting firm their independence, and the independent registered public accounting firm reaffirmed the independence of the Audit Committee members. After reviewing such information, the Audit Committee determined that the independent registered public accounting firm is independent from management and KLA-Tencor. The Audit Committee also concluded that the provision of services covered by fees paid to the independent registered public accounting firm was compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2014, filed with the SEC on August 8, 2014.

MEMBERS OF THE AUDIT COMMITTEE

Robert M. Calderoni, Chairman

Robert T. Bond

Emiko Higashi

Kiran M. Patel

David C. Wang

KLA-TENCOR ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 5, 2014

12:00 p.m., local time

KLA-Tencor Milpitas Facility

Building Three

Three Technology Drive

Milpitas, California 95035

Directions to KLA-Tencor’s Milpitas Facility:

From Highway 237 Heading East:

Exit at McCarthy Boulevard. At the stop light, turn right onto McCarthy Boulevard. At the next intersection, turn right onto Technology Drive. KLA-Tencor is on the right side.

From Highway 237 Heading West:

Exit at McCarthy Boulevard. At the stop light, turn left onto McCarthy Boulevard (this will take you back over the freeway). At the next intersection, turn right onto Technology Drive. KLA-Tencor is on the right side.

KLA Tencor

IMPORTANT ANNUAL MEETING INFORMATION 000004

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DESIGNATION (IF ANY)

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on November 4, 2014.

Vote by Internet

Go to www.envisionreports.com/klac

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR each of the Director Nominees (Proposal 1) and a vote FOR Proposals 2 and 3.

1. To elect as Directors the eight candidates nominated by the Company’s Board of Directors to each serve for a one-year term, each until his or her successor is duly elected. +

For Withhold For Withhold For Withhold

01 - Edward W. Barnholt 02 - Robert M. Calderoni 03 - John T. Dickson

04 - Emiko Higashi 05 - Kevin J. Kennedy 06 - Gary B. Moore

07 - Robert A. Rango 08 - Richard P. Wallace

For Against Abstain For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015.

3. Advisory approval of the Company’s executive compensation.

In their discretion, the proxy holders are authorized to vote on all such matters as may properly come before the meeting or at any adjournment or postponement thereof.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

KLA Tencor

Proxy — KLA-TENCOR CORPORATION

Notice of Annual Meeting of Stockholders

One Technology Drive

Milpitas, CA 95035

Proxy Solicited by Board of Directors for Annual Meeting – November 5, 2014

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of KLA-Tencor Corporation (the “Company”), a Delaware corporation, will be held on Wednesday, November 5, 2014 at 12:00 p.m., local time, in Building Three of the Company’s Milpitas facility, located at Three Technology Drive, Milpitas, CA 95035, for the purposes stated on the reverse side.

The undersigned hereby appoints Bren D. Higgins and Brian M. Martin, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE